UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE JAMES FINANCIAL GROUP, INC.

(Name of Small Business Issuer in Its Charter)

6712

(Primary Standard Industrial Classification Code Number)

Virginia	828 Main St. Lynchburg, VA 24504 (434) 846-2000	20-0500300
(State or Jurisdiction of Incorporation or Organization)	(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)	(I.R.S. Employer Identification No.)

Robert R. Chapman III, President

Bank of the James Financial Group, Inc.

828 Main St.

Lynchburg, VA 24504

(434) 846-2000

(Name, address and telephone number of agent for services)

Copy to:

Eric J. Sorenson, Jr., Esq.

S. Henry Creasy IV, Esq.

Edmunds & Williams, P.C.

828 Main St., 19th Floor

Lynchburg, VA 24504

(434) 455-9105

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED October 20, 2006

Up To 280,000 Shares of Common Stock

(Minimum Purchase: 100 shares )

Common Stock

We are offering 280,000 shares of our common stock at $             per share. The offering price of the common stock is expected to be between $18.00 and $19.00 per share. In this offering, we intend to accept the subscriptions of those persons who were shareholders as of the record date of October 1, 2006 (“existing shareholders”) prior to accepting subscriptions from any other persons.

The minimum subscription for any investor is 100 shares. No person may purchase a number of shares that would result in that person owning more than 4.99% of our outstanding stock following such purchase.

The offering will terminate on December 1, 2006. We may extend the termination date at our discretion for additional periods, but not beyond January 31, 2007.

There is no underwriter involved in the offering. Our directors, officers, employees, and two former directors presently serving as consultants will offer and sell the common stock on a best efforts basis without compensation directly related to the offering. We believe they will not be deemed to be brokers or dealers due to Rule 3a4-1 under the Securities Exchange Act of 1934. There is no minimum number of shares we must sell in this offering. The proceeds from this offering will be immediately available to us upon acceptance of a subscription regardless of the number of shares we sell. Until we accept or reject a subscription, we will hold subscription payments in a non-interest-bearing account. Payments for subscriptions that are not accepted will be returned without interest or deduction.

In addition, because we intend to minimize the cost of complying with the securities laws of states other than Virginia, we do not intend to offer and sell the common stock in any state other than Virginia. Therefore, we, in our sole discretion, will determine whether we will take the steps necessary to offer and sell our common stock in any state other than Virginia. We will only offer the common stock in states in which the offers and sales comply with state securities laws. However, subject to our discretion, no person will be offered common stock if he or she resides in a foreign country or in a state of the United States with respect to which

•	the offer or sale of shares of common stock to these persons would require us or our employees to register under the securities laws of that state as a broker or dealer or to register or otherwise qualify its securities for sale in that state; or

•	registration or qualification would be impracticable for reasons of cost or otherwise.

We may accept or reject subscriptions in whole or in part for any reason. Once a subscription has been accepted, it cannot be withdrawn by the subscriber. If we reject a subscription in whole or in part, we will promptly return the subscription funds (or pro rata amount thereof for partial rejections) to the subscriber. This offering will expire at 5:00 p.m. local Lynchburg, Virginia time on December 1, 2006, unless extended by us in our sole discretion.

Our common stock is quoted on the Over the Counter Bulletin Board under the symbol BOJF. On October 20, 2006 the last published trade of shares of our common stock was at $18.80 per share.

Investing in our common stock involves risks. See “ Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock we are offering are not deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

	Per Share		Maximum Offering
Offering Price	$		$
Underwriter’s Commission		$0		$0
Proceeds, before expenses, to Bank of the James Financial Group, Inc.	$		$

The date of this prospectus is October 20, 2006.

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

i

Prospectus Summary

You should read the following summary together with the more detailed information and financial statements and related notes thereto appearing elsewhere in this prospectus. You should read the entire prospectus before you invest in our common stock. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks, and actual results could differ materially. Read this entire prospectus carefully, especially the risks described under “Risk Factors.” Unless otherwise indicated, “we,” “us,” “our” and similar terms, as well as references to the “Company,” and “Financial” refer to Financial, Bank of the James, and BOTJ Investment Group, Inc.

Who We Are

Bank of the James Financial Group, Inc. is a Virginia corporation that was formed for the purpose of acquiring Bank of the James, a Virginia bank, which we refer to as the “Bank,” by means of a statutory share exchange. Following the share exchange, we became a registered bank holding company under the Federal Reserve Act. On December 17, 2003, the shareholders of the Bank approved a plan of share exchange under which they exchanged their common shares of the Bank, on a one-for-one basis, for our common shares. The exchange became effective on January 1, 2004. Our business activities consist of owning the Bank and one other subsidiary, BOTJ Investment Group, Inc., which we refer to as “Investment Group.”

Our banking activities are conducted through the Bank. The Bank commenced operations as a Virginia state chartered bank on July 22, 1999. The Bank’s deposit accounts are insured under the Federal Deposit Insurance Act, up to the maximum applicable limits thereof. The Bank is a member of the Federal Reserve System.

Investment Group is a Virginia corporation that began operation on April 4, 2006. Investment Group provides securities brokerage services to Bank customers and others. Investment Group provides the services through an agreement with Community Bankers’ Securities, LLC (“CB Securities”), a registered broker-dealer. Under this agreement, CB Securities may operate service centers in one or more branches of the Bank.

Our principal executive office is located at 828 Main St., Lynchburg, Virginia 24504, telephone (434) 846-2000. We maintain a site on the world wide web at www.bankofthejames.com. (Information contained on the website does not constitute part of this prospectus. You should rely only on information contained in this prospectus in deciding whether to invest in our common stock).

Stock Dividends

On January 13, 2005, we declared a 50% stock dividend (or 3 for 2 split) which was paid on March 4, 2005 to our shareholders of record on February 4, 2005. On January 17, 2006, Financial declared a 25% stock dividend (or 5 for 4 split), which was paid on March 10, 2006 to shareholders of record on February 10, 2006. Except as otherwise described in this prospectus, all share amounts and dollar amounts per share in this prospectus with regard to the common stock have been adjusted to reflect these and all prior dividends.

Location and Market Area

Our primary market area is central Virginia, including the City of Lynchburg, the City of Bedford, the Town of Altavista, Amherst County, Appomattox County, Bedford County, and Campbell County. This area is known as Virginia’s Region 2000. Based on 2005 U.S. Census estimates, the population of Region 2000 was approximately 230,000 people and is home to a variety of businesses, professional concerns, and colleges.

We operate six full-service banking offices, two mortgage origination offices, and one investment services office in Region 2000. Our main office and three additional branches are located in Lynchburg, Virginia. We have additional branches in Forest (Bedford County), Virginia and Madison Heights (Amherst County), Virginia. Our mortgage origination offices are located in Forest (Bedford County), Virginia and Moneta, Virginia. Our investment services office is located in Lynchburg, Virginia.

Business Strategy

We are a community-oriented financial institution that provides varied banking services to individuals, small and medium-sized businesses, and professional concerns primarily in Region 2000. The Bank provides a full range of services to meet the financial needs of its customers and strives to provide its customers with products comparable to statewide regional banks located in its market area, while maintaining the prompt response and level of service of a community bank. Management believes that the combination of local ownership and size allows the Bank to offer services and products specifically tailored to the needs of the community.

Our core business strategy involves providing personalized, superior customer service to our clients through local decision-makers. Our customer service team focuses on cultivating and maintaining long term relationships. The focus on relationship banking has led to our growth and profitability.

Going forward, we intend to continue to grow our business by expanding our branch network, providing additional services to our existing and future customers, and increasing fee income. We believe that the capital generated through this offering will allow us to implement this strategy.

Risk Factors

Investing in shares of our common stock involves risks. You should consider the information under the caption “Risk Factors” on page 6 of this prospectus in deciding whether to purchase the shares of common stock we are offering.

Conditions of the Offering

The offering will be made with no minimum offering conditions other than the requirement that each subscriber subscribe for at least 100 shares. As a consequence, all subscription funds received and accepted by us will be retained. However, while no modification of the terms of the offering is anticipated, in the event of any material changes, subscribers will be resolicited and will be given an opportunity to rescind their investment. There can be no assurance, however, that all of the shares offered will be sold.

The Offering

Common Stock Offered	280,000 shares of common stock

Common Stock Outstanding Following this Offering	Up to 2,299,978 shares (based on the number of shares outstanding as of October 20, 2006)

Minimum Purchase Amount	Any investor must subscribe for at least 100 shares of common stock to participate in this offering. However, we may, in our sole discretion, accept a subscription for a lesser number of shares.

Oversubscription	If this offering is oversubscribed, we intend to accept subscriptions submitted by those persons who are shareholders as of October 1, 2006 prior to accepting the subscriptions of non-shareholders. If these existing shareholders oversubscribe, we intend to reduce each existing shareholder’s subscription by the percentage by which the offering is oversubscribed by existing shareholders. Likewise, if non-shareholders oversubscribe to any shares remaining after accepting the subscriptions of existing shareholders, we intend to reduce each non-shareholder subscription by the percentage by which the non-shareholders have oversubscribed the available shares. See “Terms of Offering” on page 57.

Determination of Offering Price

The offering price is $              per share.

We determined this price based on a variety of factors including the per share book value of our common shares as of June 30, 2006, what we believed the per share book value would be at the commencement of the offering, the trading history of our common shares, our operating history and our prospects for future earnings formulated through pro formas and our business plan, our current performance, and the prices of equity securities of other community banks.

Our advisor, FinPro, Inc. has advised us that they will provide us with an opinion that the offering price we have set is fair to both existing shareholders and those who purchase shares in this offering.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including working capital to expand our business. See “Use of Proceeds” on page 12. Because there is no minimum number of shares that must be sold in this offering, all funds collected will be immediately available to us upon acceptance at the conclusion of the offering.

Current Ownership by Our Management	Our directors and executive officers currently beneficially own approximately 326,895 shares, or 15.06%, of our outstanding common stock. See “Security Ownership of Management” on page 50. Our directors and executive officers have indicated that they intend to purchase approximately 56,000 to 58,000 additional shares of common stock in the offering.

Market for Our Common Stock	Our common stock is currently quoted for trading on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “BOJF”.

Risk Factors	You should carefully read the “Risk Factors” section in this prospectus on page 6 before making any investment decision or purchasing any shares of common stock.

The number of shares of common stock that will be outstanding upon completion of this offering is based on the shares of our common stock outstanding as of October 20, 2006. This number excludes stock options outstanding as of October 20, 2006 to purchase 307,180 (of which 302,257 have vested or will vest within 60 days of October 20, 2006) shares of common stock at a weighted average exercise price of $10.35 per share, as well as the remaining 4,636 shares that are available for grant under our stock option plan.

Plan of Distribution

Financial’s directors, officers, including Robert R. Chapman III, our president, and consultants, will market the shares on a best efforts basis. None of our officers, directors, or consultants will receive any commissions or other form of compensation for marketing the shares. We believe that each of our directors, officers, and consultants qualify under the safe harbor provisions of Rule 3a4-1 under the Exchange Act.

Company Discretion

We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part. We will notify each subscriber as to whether we have accepted their subscription. With respect to any subscriptions that we do not accept in whole or part, the notification will be accompanied by the unaccepted portion of the subscription funds, without interest.

How to Subscribe

Each prospective investor who desires to purchase at least 100 shares must:

1.	Complete, date and execute the subscription agreement that is attached as Exhibit “A” to this prospectus.

2.	Make a check payable to “Bank of the James Financial Group, Inc.” in an amount equal to $_____ multiplied by the number of shares for which you have subscribed.

3.	Return the completed subscription agreement and check as follows:

By hand, U.S. Mail or overnight delivery to:

Bank of the James Financial Group, Inc.

828 Main St.

Lynchburg, VA 24504

Attn: Stock Subscription

All subscriptions must be received on or before 5:00 p.m. local time on the last day of the offering.

4.	Upon our acceptance of the subscription, the subscription agreement will become final, binding and irrevocable.

Summary Selected Financial Data

The following table provides a summary of our historical financial information for the periods indicated. You should read this summary financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus.

The income statement data and the balance sheet data as of and for the years ended December 31, 2005 and 2004 are derived from our audited financial statements appearing elsewhere in this prospectus. The income statement data and the balance sheet data as of and for the six months ended June 30, 2006 and 2005 are derived from our unaudited financial statements appearing elsewhere in this prospectus. Historical results are not necessarily indicative of future results.

	Six Months Ended June 30, (unaudited)		Year Ended December 31, (audited)
	2006	2005	2005	2004
Income Statement Data (amounts in 000’s):
Interest Income	$6,889	$5,581	$12,028	$9,433
Interest Expense	$2,528	$1,650	$3,779	$2,511
Net interest income	$4,361	$3,931	$8,249	$6,922
Provision for loan losses	$305	$374	$803	$754
Non-interest income	$988	$1,016	$2,091	$1,830
Non-interest expense	$3,831	$3,411	$6,826	$5,768
Income taxes	$429	$395	$920	$758
Net income	$784	$767	$1,791	$1,472

Per Share and Shares Outstanding Data:
Basic net income	$0.39	$0.39	$0.90	$0.77
Fully diluted net income	$0.36	$0.37	$0.86	$0.75
Cash dividends declared	$—	$—	$—	$—
Book value at period end	$7.65	$6.93	$7.33	$6.60
Shares outstanding, period end	2,013,265	2,000,585	2,001,309	1,935,824
Average shares outstanding, basic	2,006,410	1,974,875	1,988,118	1,914,666
Average shares outstanding, diluted	2,147,972	2,076,833	2,077,517	1,959,857

Balance Sheet Data (amounts in 000’s):
Total assets	$204,279	$185,507	$195,852	$171,025
Total loans, net	$161,949	$151,115	$155,480	$140,272
Total investment securities	$24,282	$22,596	$23,919	$19,911
Total deposits	$181,427	$166,352	$173,956	$153,834
Stockholders’ equity	$15,398	$13,865	$14,676	$12,786

Performance Ratios:
Return on average assets	0.80%	0.87%	0.97%	0.92%
Return on average equity	10.49%	11.63%	12.95%	12.16%
Net interest margin	4.67%	4.72%	4.73%	4.56%

Asset Quality Ratios:
Allowance to period-end loans	1.22%	1.00%	1.13%	1.00%
Nonperforming loans to total loans	0.34%	0.27%	0.17%	0.27%
Net charge-offs to average loans	0.05%	0.19%	0.30%	0.62%
Allowance to non-performing loans	363.41%	365.07%	680.84%	373.42%

Capital Ratios:
Tier I risk-based capital	9.68%	9.15%	9.53%	9.22%
Total risk-based capital	10.90%	10.15%	10.67%	10.24%
Leverage capital ratio	7.89%	7.64%	7.75%	7.50%
Total equity to total assets	7.54%	7.47%	7.49%	7.48%

Risk Factors

An investment in our common stock involves risk, and you should not invest in our common stock unless you can afford to lose some or all of your investment. You should carefully read the risks described below, together with all of the other information included in this prospectus before you decide to buy any of our common stock. Our business, prospects, financial condition and results of operations could be harmed by any one or more of the following risks.

Risks Related to Our Business

The markets for our services are highly competitive and we face substantial competition. The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in Lynchburg, Virginia and surrounding areas and elsewhere. Many of these competing institutions have greater resources than we have. Specifically, many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, greater marketing resources, more favorable pricing alternatives, and lower origination and operating costs. We are also subject to lower lending limits than our larger competitors. Increased competitive pressures have been one effect of the Gramm-Leach-Bliley Act described below under “Supervision and Regulation” (page 39). This competition could result in a decrease in loans we originate and could negatively affect our results of operations.

In attracting deposits, we compete with insured depository institutions such as banks, savings institutions, and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many non-bank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates than we offer, which could result in either attracting fewer deposits or increasing our interest rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could adversely affect our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

We have a limited operating history upon which to base any estimate of our future success. We and our subsidiaries have limited operating histories. As a consequence, there is limited historical financial information on which to base any estimate of our future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company which has a longer history of operations. Because of our limited operating history, you may not have access to the type and amount of information that would be available to a shareholder of a financial institution with a more extended operating history.

Opening new branches may not result in increased assets or revenues for us. We intend to use the proceeds of this offering for general corporate purposes, such as working capital and increasing our capital position to support our proposed growth and expansion. As set forth below, we are considering opening several additional branches over the next 18 months (see “Management’s Discussion and Analysis – Expansion Plans” (page 33)). The investment necessary for these branch expansions may negatively impact our earnings and efficiency ratio. There is a risk that we will be unable to manage our growth, as the process of opening new branches may divert our time and resources. There is a risk that, if we do open these branches, they may not be profitable, which would negatively impact our results of operations. There is also risk that we may fail to open any additional branches.

Our plans for future expansion depend, in some instances, on factors beyond our control, and an unsuccessful attempt to achieve growth could have a material adverse effect on our business, financial condition, results of operations and future prospects. We expect to continue to engage in new branch expansion in the future. We may also seek to acquire other financial institutions, or parts of those institutions, though we have no present plans in that regard. Expansion involves a number of risks, including:

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices;

•	the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our entrance into new markets where we lack experience; and

•	the introduction of new products and services with which we have no prior experience into our business.

We could suffer loan losses from a decline in credit quality. We could sustain losses if borrowers, guarantors, and related parties fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and policies, including the establishment and review of the allowance for loan losses that we believe are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance, and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations.

Additional growth may require us to raise additional capital in the future, and capital may not be available when it is needed, which could adversely affect our financial condition, and results of operations. We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate our capital resources following this offering will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations could be materially impaired.

If the value of real estate in our core market were to decline materially, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on our business, financial condition and results of operations. With most of our loans concentrated in the Region 2000 areas surrounding Lynchburg, Virginia, a decline in local economic conditions could adversely affect the values of our real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are more geographically diverse.

In addition to considering the financial strength and cash flow characteristics of borrowers, we often secure loans with real estate collateral. At June 30, 2006, approximately 79.68% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the teamwork and increased productivity fostered by our culture, which could harm our business. We believe that a critical contributor to our success has been our corporate culture, which we believe fosters teamwork and increased productivity. As our organization grows and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture. This could negatively impact our future success.

If we fail to retain our key employees, our growth and profitability could be adversely affected. Our success is, and is expected to remain, highly dependent on our executive management team, consisting of Robert R. Chapman III, J. Todd Scruggs, Martin E. Waltemyer, and Glenn G. Dillon. This is particularly true because, as a community bank, we depend on our management team’s ties to the community to generate business for us. Our growth will continue to place significant demands on our management, and the loss of any such person’s services may have an adverse effect upon our growth and profitability.

As a community bank, the Bank has different lending risks than larger banks. We provide services to our local communities. Our ability to diversify our economic risks is limited by our own local markets and economies. We lend primarily to small to medium-sized businesses, professionals, and individuals which may expose us to greater lending risks than those of banks lending to larger, better-capitalized businesses with longer operating histories.

We manage our credit exposure through careful monitoring of loan applicants and loan concentrations in particular industries, and through loan approval and review procedures. We have established an evaluation process designed to determine the adequacy of our allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses is an estimate based on experience, judgment, and expectations regarding our borrowers, the economies in which we and our borrowers operate, as well as the judgment of our regulators. We cannot assure you that our loan loss reserves will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition, or results of operations.

Risks Related to Our Industry

Our profitability is vulnerable to interest rate fluctuations. Our profitability depends substantially upon our net interest income. Net interest income is the difference between the interest earned on assets, such as loans and investment securities, and the interest paid on liabilities, such as NOW accounts, savings accounts, time deposits and other borrowings. Market interest rates for loans, investments and deposits are highly sensitive to many factors beyond our control. Recently, interest rate spreads have generally narrowed due to changing market conditions, policies of various government and regulatory authorities and competitive pricing pressures, and we cannot predict whether these rate spreads will narrow further. This narrowing of interest rate spreads could adversely affect our financial condition and results of operations. In addition, we cannot predict whether interest rates will continue to remain at present levels. Changes in interest rates may cause significant changes, up or down, in our net interest income. Depending on our portfolio of loans and investments, our results of operations may be adversely affected by changes in interest rates.

We are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business, which limitations or restrictions could adversely affect our profitability. As a bank holding company, we are primarily regulated by the Board of Governors of the Federal Reserve System (“Federal Reserve”). The Bank is primarily regulated by the Federal Reserve and the Virginia Bureau of Financial Institutions (“BFI”). Our compliance with Federal Reserve and the BFI regulations is costly and may limit our growth and restrict certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capital requirements by our regulators.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

The costs of being a public company are proportionately higher for small companies like us due to the requirements of the Sarbanes-Oxley Act. The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. Many of these regulations are applicable to our company. We expect to experience increasing compliance costs, including costs related to internal controls and the requirement that our auditors attest to and report on management’s assessment of our internal controls, as a result of the Sarbanes-Oxley Act. The regulations are expected to be applicable to us sometime in 2007. These necessary costs are proportionately higher for a company of our size and will affect our profitability more than that of some of our larger competitors.

Changes in monetary policies may have an adverse effect on our business, financial condition and results of operations. Our financial condition and results of operations are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. Actions by monetary and fiscal authorities, including the Federal Reserve Board, could have an adverse effect on our deposit levels, loan demand or business and earnings.

Risks Related to the Offering

Because our stock is not guaranteed or insured by any governmental agency, you could lose your entire investment. The shares of common stock offered in the offering are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risk, including the possible loss of your entire investment. See “Supervision and Regulation” (page 39).

We will have broad discretion over the use of the net proceeds of this offering and may not allocate the proceeds in the most profitable manner. Our management will have broad discretion in determining the specific timing and use of 100% of the offering proceeds. Until utilized, we anticipate that we will invest the net offering proceeds in liquid assets. We have not otherwise made a specific allocation for the use of the net proceeds. Therefore, our management will have broad discretion as to the timing and specific application of the net proceeds, and investors will not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the net proceeds. Although we intend to use the net proceeds to serve our best interests, our application may not ultimately reflect the most profitable application of the net proceeds. See “Use of Proceeds” (page 12).

There is a limited trading market for our common stock; it may be difficult to sell your shares after you have purchased them. Our common stock is quoted on the OTC Bulletin Board under the symbol “BOJF”. Being quoted on the OTC Bulletin Board has and we believe will continue to facilitate transactions between buyers and sellers; however, it cannot guarantee an active trading market or liquidity in our common stock. Sellers of large positions of common stock may not be able to execute transactions timely or at a desired price level. For the 12 months ended July 31, 2006, our average monthly trading volume was approximately 10,467 shares, or approximately 0.5% of the total shares currently outstanding. This trading volume may not increase as a result of this offering. Even if a more active market develops after the offering, such a market may not continue, and you may not be able to sell your shares at or above the offering price. You should carefully consider the potential lack of liquidity of your investment in our common stock when making your investment decision. See “Market for Our Shares and Related Stockholder Matters” (page 11).

We do not intend to pay cash dividends in the foreseeable future. We are a separate and distinct legal entity from our two subsidiaries, Bank of the James and BOTJ Investment Group, Inc. Because our business currently is limited to owning all of the outstanding shares of capital stock of the Bank and BOTJ Investment Group, Inc., our payment of dividends on the common stock generally will be funded only from dividends received from the Bank or the Investment Group, which dividends are dependent on, among other things, the profitability of those subsidiaries. In addition, the payment of dividends may be made only if we and the Bank are in compliance with certain applicable regulatory requirements governing the payment of dividends by each of them. We expect that earnings, if any, will be used initially for operating capital and we do not foresee payment of any cash dividends in the near future or ever. THE SHARES SHOULD NOT BE PURCHASED BY PERSONS WHO NEED OR DESIRE DIVIDEND INCOME FROM THIS INVESTMENT. See “Dividend Policy” (page 13).

Our management owns, will own or has the opportunity to own a substantial portion of our common stock, and their interests may conflict with yours. Our directors and executive officers currently own directly and beneficially 326,895 shares of our common stock (representing approximately 15.06% of the outstanding shares on a fully diluted basis). In addition, our directors have indicated that they intend to purchase approximately 56,000 to 58,000 shares in this offering. See “Security Ownership of Management” (page 50). Because of the percentage of stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our shareholders. The interests of our directors and executive officers may not align precisely with your interest as a holder of our common stock. See “Description of Our Capital Stock” (page 54) for more information about shareholder voting and other charter provisions.

Our stock value may suffer from anti-takeover provisions that may impede potential takeovers. Provisions in our corporate documents and in Virginia corporate law may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt of us. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include, but are not limited to:

•	The election of members of our board of directors to staggered three-year terms;

•	The absence of cumulative voting by shareholders in the election of directors;

•	Provisions governing nominations of directors by shareholders and provisions governing the submission of shareholder proposals; and

•	Provisions under state law and our bylaws that provide that directors may only be removed for cause.

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See “Description of Our Capital Stock” (page 54) for a description of anti-takeover provisions in our corporate documents and under Virginia law.

If we issue additional stock in the future, your percentage of ownership will be reduced. As a shareholder of Bank of the James Financial Group, Inc., you will not have preemptive rights with respect to the issuance of additional shares of common stock or the issuance of any other class of stock. This means that if we decide to issue additional shares of stock, you will not automatically be entitled to purchase additional shares to maintain your percentage of ownership. In addition, if we sell additional shares in the future, it is possible that those shares may be issued on terms more favorable than the terms of the offering, which terms could, among other things, have voting or conversion rights that would adversely affect the voting power of the common stock. Also, we have issued options and may issue additional options to purchase shares of our common stock. The exercise of these options would further dilute your ownership interest in us. See “Description of Our Capital Stock” (page 54) for more information about shareholder voting and other charter provisions.

Forward-Looking Statements

This prospectus contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to:

•	economic conditions (both generally and more specifically in the markets in which we operate);

•	competition for our customers from other providers of financial services;

•	government legislation and regulation (which changes from time to time and over which we have no control);

•	changes in the value of real estate securing loans made by the Bank;

•	changes in interest rates; and

•	material unforeseen changes in the liquidity, results of operations, or financial condition of our customers.

Other risks, uncertainties and factors, including those discussed under “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make.

We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons. Actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Market for Our Shares and Related Stockholder Matters

Our common stock is quoted on the Over the Counter Bulletin Board (OTCBB) under the symbol BOJF (BOJF.OB on some systems). The volume of trading of shares of common stock has not been extensive. Prior to January 2, 2004 (the first trading day following the share exchange), the common stock of the Bank was traded on the OTCBB under the symbol BOTJ. The following table sets forth the quarterly high and low bid prices for each quarter in fiscal 2004 and 2005 and the first three quarters of 2006 for Financial and was obtained from the OTC Bulletin Board (www.OTCBB.com – “Trading Activity Reports”).

Fiscal 2004	High	Low
First Quarter	$13.06	$11.22
Second Quarter	12.80	10.52
Third Quarter	13.86	12.00
Fourth Quarter	13.86	12.26

Fiscal 2005	High	Low
First Quarter	$15.60	$14.48
Second Quarter	16.08	13.20
Third Quarter	14.20	13.40
Fourth Quarter	15.80	13.64

Fiscal 2006	High	Low
First Quarter	$25.00	$18.15
Second Quarter	21.25	18.05
Third Quarter	20.50	18.05

The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The share prices set forth in the above table have been adjusted to give appropriate retroactive effect to each of the stock dividends declared by Financial.

We believe that 9 companies currently make a market in our common stock. However, these companies have no obligation to continue to make a market for our common stock for any particular length of time, or at all. We cannot assure you that a more active trading market will develop for our common stock, or if one develops, that it can be maintained.

As of October 20, 2006 (the most recent date available), the common stock traded for $18.80 per share. As of October 20, 2006, there were approximately 2,019,978 shares of common stock outstanding, which shares are held by approximately 1,930 shareholders of record and at least 2,695 beneficial owners of common stock.

Use of Proceeds

The following table sets forth the calculation of our net proceeds from the offering at an offering price of $19.00 per share and the use of these proceeds. Because this is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 20%, 50% and 100% of the common stock that we are offering.

	20%		50%		100%
	Amount	Percent of Gross Proceeds	Amount	Percent of Gross Proceeds	Amount	Percent of Gross Proceeds
Gross offering proceeds	$1,064,000	100.00%	$2,660,000	100.00%	$5,320,000	100.00%
Less: Estimated offering expenses	100,000	9.40%	100,000	3.76%	100,000	1.88%

Net offering proceeds	$964,000	90.60%	$2,560,000	96.24%	$5,220,000	98.12%

Use of net proceeds:
General corporate purposes	$964,000		$2,560,000		$5,220,000

The net proceeds retained by us will be used for working capital and other general corporate purposes, including providing additional contributions to the Bank’s capital as needed to support future loan production and asset growth, branch expansion in new and existing markets, and expanding our retail branch network. Additional information concerning our branch expansion is set forth under “Expansion Plans” on page 33. Until we use the net proceeds, we may invest them in short-term, interest-bearing cash equivalents, which may include fed funds and investment grade and U.S. Government securities.

Capitalization

The following table sets forth our capitalization as of June 30, 2006 on (a) an actual basis, and (b) as adjusted to reflect our sale of 280,000 shares of common stock in this offering at an assumed public offering price of $19.00 per share, after offering expenses, and the application of the net proceeds from our sale of common stock in this offering.

You should read this capitalization table together with our financial statements and the related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (page 15) and other financial information included in this prospectus.

	June 30, 2006
	Actual	As Adjusted
Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 2,013,265 shares as of June 30, 2006; 2,293,265 shares issued and outstanding as adjusted	$4,308	$4,908
Additional paid in capital	7,655	12,276
Accumulated other comprehensive income	(472)	(472)
Retained earnings	3,907	3,907

Total stockholders’ equity	$15,398	$20,619

Capital Ratios
Leverage Ratio	7.89%	10.22%
Tier 1 risk-based capital ratio	9.68%	12.46%
Total risk-based capital ratio	10.90%	13.64%

The number of shares of common stock to be outstanding immediately after this offering excludes stock options outstanding as of June 30, 2006 to purchase 314,018 shares of common stock at a weighted average exercise price of $10.06 per share.

Dividend Policy

We have not paid any cash dividends since we began business and do not anticipate paying any cash dividends in the foreseeable future. We expect that we will retain all earnings, if any, to provide additional funds to operate and fund the growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, if any, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that our board of directors may deem relevant. The holders of our common stock are entitled to receive dividends when, and if, declared by our board of directors out of funds legally available for that purpose. As part of our consideration to pay cash dividends, we intend to retain adequate funds from future earnings to support the development and growth of our business. In addition, our ability to pay dividends is restricted by federal policies and regulations. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition.

Our ability to distribute cash dividends will depend primarily on the ability of the Bank to pay dividends to Financial. As a state member bank, the Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Furthermore, neither Financial, Investment Group nor the Bank may declare or pay a cash dividend on any of our capital stock if we are insolvent or if the payment of the dividend would render us insolvent or unable to pay our obligations as they become due in the ordinary course of business. For additional information on these limitations, see “Supervision and Regulation — Payment of Dividends” (page 42).

From time to time, we may consider a stock split in the form of a stock dividend in lieu of cash dividends. Our most recent stock split in the form of a stock dividend was issued to shareholders on March 10, 2006.

Selected Financial Data

You should read the following financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” following this section and our financial statements and the notes thereto included elsewhere in this prospectus.

The income statement data and the balance sheet data for the years ended December 31, 2005 and 2004 are derived from our audited financial statements appearing elsewhere in this prospectus. The income statement data and the balance sheet data for the six months ended June 30, 2006 and 2005 are derived from our unaudited financial statements appearing elsewhere in this prospectus. Historical results are not necessarily indicative of future results.

	Six Months Ended June 30, (unaudited)		Year Ended December 31, (audited)
	2006	2005	2005	2004
Income Statement Data (amounts in 000’s):
Interest Income	$6,889	$5,581	$12,028	$9,433
Interest Expense	$2,528	$1,650	$3,779	$2,511
Net interest income	$4,361	$3,931	$8,249	$6,922
Provision for loan losses	$305	$374	$803	$754
Non-interest income	$988	$1,016	$2,091	$1,830
Non-interest expense	$3,831	$3,411	$6,826	$5,768
Income taxes	$429	$395	$920	$758
Net income	$784	$767	$1,791	$1,472

Per Share and Shares Outstanding Data:
Basic net income	$0.39	$0.39	$0.90	$0.77
Fully diluted net income	$0.36	$0.37	$0.86	$0.75
Cash dividends declared	$—	$—	$—	$—
Book value at period end	$7.65	$6.93	$7.33	$6.60
Shares outstanding, period end	2,013,265	2,000,585	2,001,309	1,935,824
Average shares outstanding, basic	2,006,410	1,974,875	1,988,118	1,914,666
Average shares outstanding, diluted	2,147,972	2,076,833	2,077,517	1,959,857

The following table presents a summary of our balance sheet data as of the dates indicated:

	Six Months Ended June 30, (unaudited)		Year Ended December 31, (audited)
	2006	2005	2005	2004
Balance Sheet Data (amounts in 000’s):
Cash and due from banks	$5,744	$4,412	4,993	$3,980
Federal Funds Sold	3,673	—	4,243	—
Securities held-to-maturity	8,496	8,508	7,499	8,999
Securities available-for-sale, at fair value	15,786	14,088	16,420	10,912
Total investment securities	24,282	22,596	23,919	19,911
Total loans, net of unearned income and allowance	161,949	151,115	155,480	140,272
Total deposits	181,427	166,352	173,956	153,834
Total assets	204,279	185,507	195,852	171,025
Stockholders’ equity	$15,398	$13,865	$14,676	$12,786

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion is intended to assist readers in understanding and evaluating our financial condition and results of operations. You should read this discussion in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus. Because Financial has no material operations and conducts no business on its own other than owning its subsidiaries Bank of the James and BOTJ Investment Group, Inc., the discussion primarily concerns the business of these two subsidiaries. However, for ease of reading and because our financial statements are presented on a consolidated basis, references to “we,” “us,” or “our” refer to Financial, Bank of the James, and BOTJ Investment Group, Inc.

On January 13, 2005, Financial declared a 50% stock dividend (or 3 for 2 split) which was paid on March 4, 2005 to shareholders of record on February 4, 2005. On January 17, 2006, Financial declared a 25% stock dividend (or 5 for 4 split), which was paid on March 10, 2006 to shareholders of record on February 10, 2006. Except as otherwise described in this prospectus, all share amounts and dollar amounts per share in this prospectus with regard to the common stock have been adjusted to reflect these and all prior splits.

Overview

We are headquartered in Lynchburg, Virginia. We conduct our primary operations through two wholly-owned subsidiaries, Bank of the James (which we refer to as the “Bank”) and BOTJ Investment Group, Inc. (which we refer to as the “Investment Group”).

The Bank is a Virginia banking corporation headquartered in Lynchburg, Virginia. The Bank was incorporated under the laws of the Commonwealth of Virginia as a state chartered bank in 1998 and began banking operations in July 1999.

The Bank is a community-oriented financial institution that provides varied banking services to individuals, small and medium-sized businesses, and professional concerns in the Central Virginia, Region 2000 area, which encompasses the seven jurisdictions of the Town of Altavista, Amherst County, Appomattox County, the City of Bedford, Bedford County, Campbell County, and the City of Lynchburg, through six full service offices and two mortgage offices. The Bank strives to provide its customers with products comparable to statewide regional banks located in its market area, while maintaining the prompt response and level of service of a community bank. Management believes this operating strategy has particular appeal in the Bank’s market area.

BOTJ Investment Group, Inc. is a recently formed Virginia corporation that began providing securities brokerage services to the public in April 2006.

Our operating results depend primarily upon the Bank’s net interest income, which is determined by the difference between (i) interest and dividend income on earning assets, which consist primarily of loans, investment securities and other investments, and (ii) interest expense on interest-bearing liabilities, which consist principally of deposits and other borrowings. The Bank’s net income also is affected by its provision for loan losses, as well as the level of its non-interest income, including loan fees and service charges, and its non-interest expenses, including salaries and employee benefits, occupancy expense, data processing expenses, Federal Deposit Insurance Corporation premiums, expense (both direct and indirect) in complying with the Sarbanes-Oxley Act of 2002, miscellaneous other expenses, franchise taxes, and income taxes.

The comparison of operating results for Financial between the years ended December 31, 2005 and 2004 and for six months ended June 30, 2006 and 2005 should be read in the context of both the size and the relatively short operating history of the Bank.

Critical Accounting Policies

Financial’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The financial information contained within our statements is, to a significant extent, based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. The Bank uses historical loss factors as one factor in determining the inherent loss that may be present in the loan portfolio. Actual losses could differ significantly from the historical factors that the Bank uses in estimating risk. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of Financial’s transactions would be the same, the timing of events that would impact the transactions could change.

The allowance for loan losses is an estimate of the losses that may be sustained in the Bank’s loan portfolio. The allowance is based on two basic principles of accounting: (i) SFAS No. 5, “Accounting for Contingencies,” which requires that losses be accrued when they are probable of occurring and estimable and (ii) SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” which requires that losses on impaired loans be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

Because Financial has a relatively short operating history, historical trends alone do not provide sufficient information to judge the adequacy of the allowance for loan losses. Therefore, management considers industry trends, peer comparisons, as well as individual classified impaired loans, in addition to historical experience to evaluate the allowance for loan losses. Our method for determining the allowance for loan losses is discussed more fully under “Provision and Allowance for Loan Losses for the Bank” (page 21) below.

Results of Operations

Net Income

Six months ended June 30, 2006 compared to six months ended June 30, 2005

The net income for Financial for the six months ended June 30, 2006 was $784,000 compared to a net income of $767,000 for the same period in 2005. Basic earnings per common share for the six months ended June 30, 2006 were $0.39 and were unchanged from the same period in 2005. Fully diluted earnings per common share for the six months ended June 30, 2006 were $0.36 compared with $0.37 for the same period in 2005. Note 3 to the Unaudited Financial Statements provides additional information with respect to the calculation of Financial’s earnings per share for the six months ended June 30, 2006 and 2005. Net income remained constant in large part due to increased personnel costs associated with Financial’s expansion as well as additional costs associated with opening the Boonsboro Road branch and Investment Group.

Although as of June 30, 2006 the Bank had loans in excess of $552,000 classified as non-performing, management believes the additional impairment on these loans will be immaterial due to the fact that the potential losses associated with these loans have been provided for in the allowance for loan loss.

These operating results represent a return on average shareholders’ equity of 10.49% for the six months ended June 30, 2006 compared to 11.63% for the six months ended June 30, 2005. Return on average assets for the six months ended on June 30, 2006 was 0.80% compared to 0.87% for the same period in 2005.

Year ended December 31, 2005 compared to year ended December 31, 2004

The net income for Financial for the year ended December 31, 2005 was $1,791,000 or $0.90 per basic and $0.86 per diluted share compared with net income of $1,472,000 or $0.77 per basic and $0.75 per diluted share for the year ended December 31, 2004. Note 10 of the Audited Financial Statements provides additional information with respect to the calculation of Financial’s earnings per share.

The increase of $319,000 in 2005 net income compared to 2004 net income was due in large part to the following factors: i) Financial’s overhead being spread over a larger base of business; ii) an increase in non-interest income; and iii) an increase in the size of the loan portfolio, Financial’s primary method of investment.

The increase in net income was offset due to a loan loss provision of $803,000 for the year ended December 31, 2005 as compared with a loan loss provision of $754,000 for the year ended December 31, 2004. The increase may be attributed to additional loss provisions as a result of the Bank’s impairment review discussed on page 21 below. Although as of December 31, 2005 the Bank had loans in excess of $261,000 classified as non-performing, management believes the additional impairment on these loans will be immaterial due to the fact that the potential losses associated with these loans have been provided for in the allowance for loan loss.

These operating results represent a return on average shareholders’ equity of 12.95% for the year ended December 31, 2005 compared to 12.16% for the year ended December 31, 2004. Return on average assets for the year ended December 31, 2005 was 0.97% compared to 0.92% in 2004.

Net Interest Income

The fundamental source of Financial’s earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. The significant categories of earning assets are loans, federal funds sold, and investment securities, while deposits, fed funds purchased, and other borrowings represent interest-bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operation.

Six months ended June 30, 2006 compared to six months ended June 30, 2005

Net interest income for the six months ended June 30, 2006 was $4,361,000 compared with $3,931,000 the same period in 2005. The net interest margin decreased to 4.67% for the six months ended June 30, 2006 from 4.72% in the same period a year ago. The growth in net interest income for the six months ended June 30, 2006 as compared with the comparable six months in 2005 was due to the increase in average interest-earning assets, which was the result of growth in the loan portfolio funded by the growth in deposits. The Bank increased the rates that it pays on deposit accounts in response to competition and this resulted in a slight decrease in the net interest margin.

Interest income increased to $6,889,000 for the six months ended June 30, 2006 from $5,581,000 for the same period in 2005. This increase was due to an increase in interest earning assets, including loans and investment securities, as well as an increase in rates paid to the Bank on its interest earning assets. In particular, as of June 30, 2006 approximately $90,572,000, or 54.3% of the Bank’s loan portfolio was invested in variable rate loans, the rates on which have continued to increase in the current rising interest rate environment.

Interest expense increased to $2,528,000 for the six months ended June 30, 2006 from $1,650,000 for the same period in 2005. This increase in interest expense was primarily due to both an increase in the aggregate balance in interest bearing deposit accounts and, in response to the interest rate increases by the Federal Open Market Committee (“FOMC”), an increase in the interest rates paid by the Bank on deposit accounts. In addition, interest expense increased in part because the Bank has increased the interest rates that it offers on certificates of deposit in response both to competition and the FOMC rate increases.

Year ended December 31, 2005 compared to year ended December 31, 2004

Net interest income for 2005 increased $1,327,000 to $8,249,000 or 19.17% from net interest income of $6,922,000 in 2004. The growth in net interest income was due to the increase in interest rates paid to the Bank and an increase in average interest-earning assets which was the result of growth in the loan portfolio funded by the growth in deposits. The net interest margin increased to 4.73% in 2005 from 4.56% in 2004. The average rate on earning assets increased 71 basis points from 6.20% in 2004 to 6.91% in 2005 and the average rate on interest-bearing liabilities increased from 2.23% in 2004 to 2.32% in 2005. Although management cannot predict with certainty future interest rate decisions by the FOMC, management believes that the rates being offered on both loans and deposits can be adjusted to maintain an acceptable spread between the average rate the Bank receives on assets and the average rate that the Bank pays on liabilities.

Interest income increased to $12,028,000 for the year ended December 31, 2005 from $9,433,000 for the year ended December 31, 2004. This increase was due to an increase in interest earning assets, including loans and investment securities, as well as an increase in rates received by the Bank on its interest earning assets. In particular, a significant portion of the Bank’s loan portfolio is invested in variable rate loans, the rates on which have continued to increase in the current rising interest rate environment.

Interest expense increased to $3,779,000 for the year ended December 31, 2005 from $2,511,000 for the year ended December 31, 2004. This increase in interest expense was primarily due to both an increase in the aggregate balance in interest bearing deposit accounts and, in response to the interest rate increases by the FOMC, an increase in the interest rates paid by the Bank on deposit accounts. In addition, interest expense increased in part because the Bank has increased the interest rates that it offers on certificates of deposit in response both to competition and the FOMC rate increases. The Bank expects this trend may continue throughout the remainder of the current fiscal year.

Non-Interest Income of Financial

Non-interest income has been and will continue to be an important factor for increasing our profitability. We recognize this and our management continues to review and consider areas where non-interest income can be increased. Non-interest income (excluding securities gains and losses) consists primarily of fees and charges on transactional deposit accounts, mortgage loan origination fees, distributions from a title insurance agency in which we have an ownership interest, and fees generated by the investment services of Investment Group.

The Bank, through Bank of the James Mortgage, a Division of Bank of the James (the “Mortgage Division”) originates both conforming and non-conforming consumer residential mortgage loans primarily in the Region 2000 area. As part of the Bank’s overall risk management strategy, all of the loans originated and closed by the Mortgage Division are presold to mortgage banking or other financial institutions. The Mortgage Division assumes no credit or interest rate risk on these mortgages. In July 2005, the Mortgage Division opened its second mortgage origination office. This office is located in Moneta and was opened to serve the Smith Mountain Lake market. The Bank anticipates that this office will contribute additional non-interest income during 2006.

Effective April 4, 2006, Investment Group began providing securities brokerage services to Bank customers and others. Investment Group provides the services through an agreement with Community Bankers’ Securities, LLC (“CB Securities”), a registered broker-dealer. Under this agreement, CB Securities will operate service centers in one or more branches of the Bank. The centers will be staffed by dual employees of Investment Group and CB Securities. Investment Group receives commissions on transactions generated and in some cases ongoing management fees such as mutual fund 12b-1 fees. Due to the relatively short operating history of Investment Group, its financial impact on the consolidated financials of Financial has been immaterial. Although management cannot predict the financial impact of Investment Group with certainty, management anticipates that the impact will be minimal in 2006. In addition, Investment Group has purchased 4.96% of CBS Holdings, LLC for $10,000. CBS Holdings has an option to purchase CB Securities during the next five years.

The following table summarizes our non-interest income for the periods indicated.

Non-interest income

	For the Six Months Ended June 30		For the Years Ended December 31,
	2006	2005	2005	2004
Service charges and fees	$313	$285	$589	$588
Mortgage loan origination fees, net of commission	523	633	1,265	1,062
Equity earnings from title insurance	42	20	57	50
Investment service fees	13	—	—	—
Other	97	72	170	123

Non-interest income	988	1,010	2,081	1,823
Gains on securities available-for-sale, net	—	6	10	7

Total non-interest income	$988	$1,016	$2,091	$1,830

Six months ended June 30, 2006 compared to six months ended June 30, 2005

Non-interest income, which is comprised primarily of fees and charges on transactional deposit accounts, mortgage loan origination fees, and the Bank’s ownership interest in a title insurance agency, decreased to $988,000 for six month period ended June 30, 2006, from $1,016,000 (exclusive of $6,000, in income in gains on sale of securities) for the comparable period in 2005.

Year ended December 31, 2005 compared to year ended December 31, 2004

Non-interest income increased to $2,081,000 (exclusive of $10,000 in gains on sale of securities) in 2005 from $1,823,000 (exclusive of $7,000 in gains from sales of securities) in 2004. The increase in non-interest income for 2005 was due to additional service charges on an increased number of deposit accounts, an increase in the fees generated by the Mortgage Division, and an increase in miscellaneous fees. During 2005, mortgage loan volume continued to be strong, driven largely by an increase in home purchases and an increase in average home prices and mortgage refinancing of adjustable rate mortgages to conventional mortgages stimulated by low interest rates on longer term conventional mortgages. In addition, the Mortgage Division provides opportunities to establish many new banking relationships by providing more bank services and products to new customers. The Mortgage Division originated 392 mortgage loans, totaling $51,101,000 in 2005 as compared with 380 loans totaling $42,039,000 during the year ended December 31, 2004. For the year ended December 31, 2005, the Mortgage Division accounted for 5.27% of Financial’s pre-tax income as compared with 5.67% of Financial’s pre-tax income for the year ended December 31, 2004.

For the year ended December 31, 2005 non-interest income represented 14.81% of Financial’s total revenues, a slight decrease when compared to the figure of 16.25% for the prior year. One of Financial’s goals is to continue to evaluate and identify new sources of non-interest income as well as enhance existing ones.

Non-Interest Expense of Financial

The following table summarizes our non-interest expense for the periods indicated.

Non-Interest Expense

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2006	2005	2005	2004
Salaries and employee benefits	$1,925	$1,612	$3,245	$2,576
Occupancy	305	250	522	398
Equipment	407	382	779	734
Supplies	147	138	289	289
Outside expenses	514	440	843	824
Marketing	169	146	279	231
Credit expense	92	106	216	192
Other	272	262	561	524
Sarbanes-Oxley compliance	—	75	92	—

Total	$3,831	$3,411	$6,826	$5,768

The Securities and Exchange Commission has delayed the date by which Financial must comply with the internal control requirements of Section 404 of the Sarbanes-Oxley Act until July, 2007. Management expects that this delay will enable the Bank to use more of its internal resources and thereby decrease the Bank’s reliance on outside consulting sources. Management expects that the delay will reduce expenses associated with evaluating the internal control structure.

Six months ended June 30, 2006 compared to six months ended June 30, 2005

Non-interest expense for the six months ended June 30, 2006 increased to $3,831,000 from $3,411,000 for the comparable period in 2005. The increase in non-interest expense can be attributed to increased occupancy expenses, along with an increase in compensation expense related to an increase in the number of employees necessary to accommodate the Bank’s growth and expansion.

Management expects that the Main Street branch and the Boonsboro Road branch will generate sufficient interest earning assets to compensate for the costs incurred in opening and operating those branches. Our total personnel expense increased to $1,925,000 for the six month period ended June 30, 2006, from $1,612,000 for the comparable period in 2005. This increase was due in part to the additional personnel necessary to staff our expanded operations. In addition part of this increase in non-interest expense was related to our adoption as of January 1, 2006 of SFAS 123R requiring the recognition of options expense equal to the fair market value as calculated at the time of the grant. Additional information concerning SFAS 123R is set forth in Note 21 to the Audited Financial Statements and Note 4 of the Unaudited Financial Statements. Compensation for some employees of the Mortgage Division and Investment Group is commission-based and therefore subject to fluctuation. The Bank also had increases in depreciation expense, data processing fees, other operating expenses, all of which are related to the growth of the Bank.

Because of the costs associated with increased staffing at the newest branches, Financial’s efficiency ratio (that is, the cost of producing each dollar of revenue) increased slightly from 71.62% in the six months ended June 30, 2006 from 68.95% for the comparable period in 2005.

Year ended December 31, 2005 compared to year ended December 31, 2004

Non-interest, or operating expense was $6,826,000 in 2005 compared to $5,768,000 in 2004. The significant increase in expense can be attributed to increased occupancy expense, an increase in equipment depreciation expense, an increase in outside expenses, and an increase in the number of employees necessary to accommodate the Bank’s growth. Total personnel expense, net of fees collected from borrowers to cover direct salary costs incurred in originating certain loans (in accordance with SFAS 91), increased to $3,245,000 in 2005 from $2,576,000 in 2004 primarily as a result of increased staffing of the Main Street branch. Variable expenses, including data processing fees and credit expenses also increased because of the Bank’s growth.

Because of the costs associated with increased staffing at the newest branches, Financial’s efficiency ratio increased slightly from 65.90% in 2004 to 66.02% in 2005.

Provision and Allowance for Loan Losses for the Bank

Management’s policy is to maintain the allowance for loan losses at a level sufficient to absorb the estimated losses inherent in the loan portfolio. Both the amount of the provision and the level of the allowance for loan losses are impacted by many factors, including general economic conditions, actual and expected credit losses, loan performance measures, historical trends and specific conditions of the individual borrower.

In performing its loan loss analysis, the Bank assigns one of the following risk categories to each commercial loan in the Bank’s portfolio:

Risk Category	Classification
Risk 1	Excellent
Risk 2	Above Average
Risk 3	Satisfactory
Risk 4	Acceptable/Low Satisfactory
Risk 5	Special Mention
Risk 6	Sub-Standard
Risk 7	Doubtful
Risk 8	Loss

Management considers the following four components when calculating its loan loss reserve requirement:

•	In accordance with SFAS 114, “Accounting by Creditors for Impairment of a Loan,” the Bank performs an individual impairment analysis on all loans with a Risk Rating of 5 through 8. If the results of this analysis show no impairment, the Bank reserves between 0.75% and 2.00% of the principal balance of each loan to cover losses not recognized by the individualized impairment calculation.

•	In accordance with SFAS 5, “Accounting for Contingencies,” the Bank examines historical charge-off data and average life cycles by classification code in order to determine a portion of the reserve related to homogeneous pools. The Bank updates its historical charge-off data twice a year and adjusts the impairment accordingly. The Bank also adjusts the historical charge-off data based on the risk rated tiering system set forth above to more accurately reflect the Bank’s actual losses.

•	The Bank applies various risk factors, including, for example, levels of trends in delinquencies, current and expected economic conditions, and levels of and trends in recoveries of prior charge-offs.

•	The Bank applies factors to determine the general allowance for inherent losses related to the loan pool, including, for example, loan concentrations, regulatory examination results, and overall portfolio quality.

The Bank’s allowance for loan losses increased 25.23% from 2004 to 2005. The following table sets forth a summary of the Bank’s allowance for loan losses as of June 30, 2006, December 31, 2005, and December 31, 2004:

	Allowance for Loan Losses	Total Loan Portfolio	Percentage of Total Loan Portfolio
December 31, 2004	$1,419,000	$141,691,000	1.00%
December 31, 2005	$1,777,000	$157,257,000	1.13%
June 30, 2006	$2,006,000	$163,955,000	1.22%

These increases resulted from application of the Bank’s commercial loan rating system and individual impairment calculations, as discussed above.

Income Tax Expense of Financial

For the six months ended June 30, 2006, Financial had an income tax expense of $429,000. Based on its 2005 income tax liability, Financial made an estimated income tax payment of $375,000 during the quarter ended June 30, 2006.

For the year ended December 31, 2005, Financial had a federal income tax expense of $920,000. Note 9 of the Audited Financial Statements provides additional information with respect to our 2005 federal income tax expense and the deferred tax accounts.

Analysis of Financial Condition

Assets

Our total assets were $204,279,000 on June 30, 2006, an increase of $8,427,000 from December 31, 2005. This increase in total assets can be attributed to deposit growth, particularly the continued growth of the Forest branch, the Madison Heights branch, and the Main Street branch. Total deposits grew from $173,956,000 for the year ended December 31, 2005 to $181,427,000 on June 30, 2006, an increase of 4.29%. In addition, the Bank’s effort to increase non-FDIC insured sweep accounts (repurchase agreements) resulted in an increased balance in these accounts to $7,177,000 on June 30, 2006 from $6,957,000 on December 31, 2005.

Our total assets were $195,852,000 at December 31, 2005, an increase of $24,827,000 or 14.52% from $171,025,000 at December 31, 2004. These increases may be attributed to strong deposit growth from $153,834,000 for the period ended December 31, 2004 to $173,956,000 at the end of the same period in 2005, for an increase of 13.08%. Non-interest-bearing deposits increased $4,487,000 or 20.68% from $21,699,000 at December 31, 2004 to $26,186,000 at December 31, 2005. Interest-bearing deposits increased $15,635,000 or 11.83% from $132,135,000 at December 31, 2004 to $147,770,000 at December 31, 2005. In the fall of 2003, the Bank introduced a new savings account known as “Peaks Savings.” The Peaks Savings account allows the Bank to attract savings deposits while cross selling its other products.

Cash and cash equivalents increased to $9,417,000 on June 30, 2006 from $9,236,000 on December 31, 2005. This increase is a result of routine fluctuations in deposits, including fluctuations in transactional accounts and professional settlement accounts, both of which are subject to fluctuations, and will contribute to variations in cash and cash equivalents.

Cash and cash equivalents increased from $3,980,000 on December 31, 2004 to $9,236,000 on December 31, 2005. This increase was due primarily to an increase in federal funds sold from $0 on December 31, 2004 to

$4,243,000 on December 31, 2005. This increase resulted from a shift in investment strategy towards shorter term investments. Because short term interest rates paid to the Bank were comparable to the rates paid on longer term instruments, management made the decision to leave surplus funds invested overnight so that the funds would be available to fund loan growth and other fixed-income investment opportunities as they are presented.

Loans

Our loan portfolio is the largest and most profitable component of our earning assets. The Bank has comprehensive policies and procedures which cover both commercial and consumer loan origination and management of credit risk. Loans are underwritten in a manner that focuses on the borrower’s ability to repay. Management’s goal is not to avoid risk, but to manage it and to include credit risk as part of the pricing decision for each product.

The Bank’s loan portfolio consists of commercial short-term lines of credit, term loans, mortgage financing and construction loans that are used by the borrower to build or develop real estate properties, and consumer loans. The consumer portfolio includes residential real estate mortgages, home equity lines and installment loans.

Loans, net of unearned income and allowance, increased to $161,949,000 on June 30, 2006 from $155,480,000 on December 31, 2005. Total loans increased to $163,955,000 on June 30, 2006 from $157,257,000 on December 31, 2005.

Loans, net of unearned income and allowance, increased from $140,272,000 as of December 31, 2004 to $155,480,000 as of December 31, 2005, an increase of 10.84%. Total loans increased from $141,691,000 as of December 31, 2004 to $157,257,000 as of December 31, 2005. These increases can be attributed in part to an interest rate environment that made borrowing attractive to the Bank’s customers, the Bank’s increased presence in the market, and the Bank’s reputation for service.

As of December 31, 2005, the Bank had $261,000 in non-accrual loans compared with $380,000 at December 31, 2004. The Bank continues to pursue an aggressive charge off policy that also yields loan recoveries.

The following summarizes the composition of the Bank’s loan portfolio as of the date indicated by dollar amount and percentages (dollar amounts in thousands):

	June 30,
	2006	%	2005	%
Commercial	$30,650	18.69%	$32,524	21.31%
Real estate construction	27,037	16.49%	25,803	16.90%
Real estate mortgage	83,555	50.97%	70,716	46.33%
Consumer	21,887	13.35%	23,044	15.10%
Other	826	0.50%	554	0.36%

Total loans	$163,955	100.00%	$152,641	100.00%

	December 30
	2005	%	2004	%
Commercial	$30,853	19.62%	$35,163	24.82%
Real estate construction	27,303	17.36%	22,251	15.70%
Real estate mortgage	78,058	49.64%	63,215	44.61%
Consumer	21,043	13.38%	21,240	14.99%
Other	—	—	(178)	-0.12%

Total loans	$157,258	100.00%	$141,691	100.00%

Investment Securities

The investment securities portfolio of the Bank is used as a source of income and liquidity. The portfolio of securities available-for-sale increased to $16,420,000 as of December 31, 2005 from $10,912,000 as of December 31, 2004.

Deposited funds are generally invested in overnight vehicles (Fed Funds) until approved loans are funded. The decision to purchase investment securities is based on several factors or a combination thereof, including:

a) The fact that yields on acceptably rated investment securities (S&P “A” rated or better) are significantly better than the overnight Fed Funds rate;

b) Whether demand for loan funding exceeds the rate at which deposits are growing, which leads to higher or lower levels of surplus cash;

c) Management’s target of maintaining a minimum of 6% of the Bank’s total assets in a combination of Fed Funds and investment securities (aggregate of available–for-sale and held-to-maturity portfolios); and

d) Whether the maturity or call schedule meets management’s asset/liability plan.

Available-for-sale securities (as opposed to held-to-maturity securities) may be liquidated at any time as funds are needed to fund loans. Liquidation of securities may result in a net loss or net gain depending on current bond yields available in the primary and secondary markets and the shape of the US Treasury yield curve. Management is cognizant of its credit standards policy and does not feel pressure to maintain loan growth at the same levels as deposit growth and thus sacrifice credit quality in order to avoid security purchases.

Management has made the decision to maintain a significant portion of its available funds in liquid assets so that funds are available to fund future growth of the loan portfolio. Management believes that this strategy will allow us to maximize interest margins while maintaining appropriate levels of liquidity.

Securities held-to-maturity decreased from $8,999,000 as of December 31, 2004 to $7,499,000 as of December 31, 2005. This decrease resulted primarily from the call of securities, which calls occurred in large part before the increase in interest rates. The decision to invest in securities held-to-maturity is based on the same factors as the decision to invest in securities available-for-sale except that management invests surplus funds in securities held-to-maturity only after concluding that such funds will not be necessary for liquidity purposes during the term of such security. However, the held-to-maturity securities may be pledged for such purposes as short term borrowings and as collateral for public deposits.

The balancing of the above factors along with the investment policy that management currently has in place contributed to the increase in the investment securities portfolio during 2005.

Securities held-to-maturity increased to $8,496,000 on June 30, 2006 from $7,499,000 on December 31, 2005. Securities available-for-sale decreased to $15,786,000 on June 30, 2006 from $16,420,000 on December 31, 2005.

The decrease from December 31, 2005 in securities available-for-sale was primarily due to the change in fair market value of the securities available-for-sale and regular principal payments from amortizing securities between December 31, 2005 and June 30, 2006. Securities available-for-sale increased $5,508,000 in 2005 to $16,420,000 from $10,912,000 at December 31, 2004. This increase occurred in large part in the first and second quarters of 2005. During those quarters, because of an increase in interest rates, the Bank attracted additional deposits and experienced an increase in the pre-payment of variable rate loans. Management invested a portion of these surplus funds in longer term fixed income securities. Securities held-to-maturity (not marked to market) decreased from $8,999,000 as of December 31, 2004 to $7,499,000 as of December 31, 2005. This decrease resulted primarily from the call of securities, which calls occurred in large part before the increase in interest rates.

The following table summarizes the Bank’s holdings for both securities held-to-maturity and securities available-for-sale as of June 30, 2006, December 31, 2005 and December 31, 2004 (amounts in 000’s):

		June 30, 2006
	Amortized Costs	Gross Unrealized		Fair Value
		Gains	Losses
Held-to- Maturity
U.S. agency obligations	$8,496	$—	$(376)	$8,120

Available-for-sales
U.S. agency obligations	$14,015	$—	$(593)	$13,422
Mortgage - backed securities	2,486	—	(122)	2,364

	$16,501	$—	$(715)	$15,786

	December 31, 2005
	Amortized Costs	Gross Unrealized		Fair Value
		Gains	Losses
Held-to-maturity
U.S. agency obligations	$7,499	$9	$(141)	$7,367

Available-for-sale
U.S. agency obligations	$14,039	$—	$(303)	$13,736
Mortgage - backed securities	2,746	2	(64)	2,684

	$16,785	$2	$(367)	$16,420

	December 31, 2004
	Amortized Costs	Gross Unrealized		Fair Value
		Gains	Losses
Held-to-maturity
U.S. agency obligations	$8,999	$80	$(33)	$9,046

Available-for-sale
U.S. agency obligations	$9,636	$7	$(4)	$9,639
Mortgage - backed securities	1,295	6	(28)	1,273

	$10,931	$13	$(32)	$10,912

Liquidity

The liquidity of Financial depends primarily on the dividends paid to it by the Bank. Payment of cash dividends by the Bank is limited by regulations of the Federal Reserve Board and is tied to the regulatory capital requirements.

The objective of liquidity management for the Bank is to ensure the continuous availability of funds to meet the demands of depositors, investors and borrowers. Stable core deposits and a strong capital position are the components of a solid foundation for the Bank’s liquidity position.

Funding sources for the Bank primarily include paid-in capital and customer-based deposits but also include borrowed funds and cash flow from operations. The Bank has in place several agreements that will provide alternative sources of funding, including, but not limited to, lines of credit, sale of investment securities, purchase of federal funds, term loans through the Federal Home Loan Bank and correspondents, and brokered certificate of deposit arrangements. Management believes that the Bank has the ability to meet its liquidity needs.

Capital Resources

Capital adequacy is an important measure of financial stability and performance. Management’s objectives are to maintain a level of capitalization that is sufficient to sustain asset growth and promote depositor and investor confidence.

Regulatory agencies measure capital adequacy utilizing a formula that takes into account the individual risk profiles of financial institutions. The guidelines define capital as Tier 1 (primarily common stockholders’ equity, defined to include certain debt obligations) and Tier 2 (remaining capital generally consisting of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock and a limited amount of the general valuation allowance for loan losses). The Bank’s regulatory capital levels exceeds those established for well-capitalized institutions. The following table (along with Note 15 of the Audited Financial Statements) shows the minimum capital requirements and the Bank’s capital position as of June 30, 2006 and December 31, 2005 and 2004.

Analysis of Capital

	June 30, 2006	December 31,
		2005	2004
Tier 1 Capital:
Common stock	$4,308	$4,269	$4,129
Additional paid in capital	7,655	7,424	7,237
Retained earnings	3,907	3,223	1,433

Total Tier 1 capital	$15,870	$14,916	$12,799

Tier 2 Capital:
Allowance for loan losses	2,006	1,777	1,419

Total Tier 2 Capital:	$2,006	$1,777	$1,419

Total risk-based capital	$17,876	$16,693	$14,218

Risk weighted assets	$164,010	$156,436	$138,827

Average total assets	$201,136	$192,498	$170,731

		December 31,		Regulatory Minimums
	June 30, 2006	2005	2004	Capital Adequacy	Well Capitalized

Capital Ratios:
Tier 1 risk-based capital ratio	9.68%	9.53%	9.22%	4.00%	6.00%
Total risk-based capital ratio	10.90%	10.67%	10.24%	8.00%	10.00%
Tier 1 capital to average total assets	7.89%	7.75%	7.50%	4.00%	5.00%

The Bank was initially capitalized through a public offering of its common stock, $4.00 (split adjusted to $2.14) par value per share (“Common Stock”), at $10.00 per share, which concluded in February, 1999 and resulted in a capitalization of the Bank of $9,356,300. As a result of this initial capitalization and funds generated from operations, Financial currently has sufficient liquidity and capital with which to operate. However, to fund future growth, Financial is raising additional capital through this offering.

Stockholder’s Equity

Stockholders’ equity increased $1,890,000, or 14.77% from $12,786,000 on December 31, 2004 to $14,676,000 on December 31, 2005. Stockholders’ equity increased $1,398,000 on June 30, 2006 from $14,676,000 on December 21, 2005 and $13,865,000 on June 30, 2005. These increases resulted from Financial’s operating income and the exercise of options by employees, but was partially offset by the unrealized loss on securities available-for-sale.

Asset Quality

We perform monthly reviews of all delinquent loans and loan officers are charged with working with customers to resolve potential payment issues. We generally classify a loan as nonaccrual when it is deemed uncollectible or when the borrower has not made a payment in 90 days. We generally restore a loan if i) a borrower is no longer 90 days past due on the loan; and ii) management determines that a borrower has the capacity to repay the loan.

Non accrual loans increased to $552,000 on June 30, 2006 from $261,000 on December 31, 2005 and $418,000 on June 30, 2005. Management has provided for the anticipated losses on these loans in the loan loss reserve. Other real estate owned, which is accounted for in the “other assets” section of the Statement of Financial Condition, increased to $560,000 on June 30, 2006 from $0 on December 31, 2005. Following defaults in obligations to the Bank, the Bank purchased (either at foreclosure or by deed in lieu of foreclosure) two single family residences. This increase in other real estate owned resulted from these purchases. Management anticipates that any loss on the sale of these properties will not have a material impact on our financial condition.

As of December 31, 2005, the Bank had $261,000 in non-accrual loans compared with $380,000 at December 31, 2004.

An external loan review firm examined the Bank’s loan portfolio in April, 2006. After examination of approximately 70 customer relationships comprising 144 loans totaling $47,600,000 in exposure, or approximately 23.7% of the Bank’s total outstanding loan balances as of March 31, 2006, the results of the external loan review showed the Bank’s loan portfolio to be sound and the credit underwriting practices to be fully satisfactory as compared to peer group institutions.

Interest Rate Sensitivity

The most important element of asset/liability management is the monitoring of Financial’s sensitivity to interest rate movements. The income stream of Financial is subject to risk resulting from interest rate fluctuations to the extent there is a difference between the amount of Financial’s interest earning assets and the amount of interest bearing liabilities that prepay, mature or reprice in specified periods. Management’s goal is to maximize net interest income with acceptable levels of risk to changes in interest rates. Management seeks to meet this goal by influencing the maturity and re-pricing characteristics of the various lending and deposit taking lines of business and by managing discretionary balance sheet asset and liability portfolios.

Management also is attempting to mitigate interest rate risk by limiting the dollar amount of loans carried on its balance sheet that have fixed rates in excess of five years. To reduce our exposure to interest rate risks inherent with longer term fixed rate loans, we generally do not hold such mortgages on our books. The Bank established the Mortgage Division to serve potential customers that desired fixed rate loans in excess of five years.

Management believes that Financial has been successful in managing its net interest margin despite numerous adjustments by the FOMC since 2001. During 2005, the Bank’s prime rate increased from 5.25% to 7.25% and as of October 20, 2006 was 8.25%. Our net interest margin was under pressure in part because certain higher variable rate loans were paid in full in advance of the maturity date and the proceeds were reinvested in fixed rate loans during a rising interest rate environment. As a result, Financial’s spread on earning assets to interest bearing liabilities increased from 4.27% in 2004 to 4.29% in 2005. As of June 30, 2006, the spread on earning assets to interest bearing liabilities was 4.15%. Management attempts to mitigate this pressure by constantly monitoring and repricing deposits.

Management monitors interest rate levels on a daily basis and meets in the form of the Asset/Liability Committee (“ALCO”) at least weekly or when a special situation arises (e.g., FOMC unscheduled rate change). The following reports and/or tools are used to assess the current interest rate environment and its impact on Financial’s earnings and liquidity: monthly and year-to-date net interest margin and spread calculations, monthly and year-to-date balance sheet and income statements versus budget (including quarterly interest rate shock analysis), quarterly net portfolio value analysis, a weekly survey of rates offered by other local competitive institutions, and gap analysis which matches maturities or repricing dates of interest sensitive assets to those of interest sensitive liabilities.

Financial currently subscribes to computer simulated modeling tools made available through its consultant, FinPro, Inc., to aid in asset/liability analysis. In addition to monitoring by the ALCO and Investment Committee, the board is informed of the current asset/liability position and its potential effect on earnings at least quarterly.

The following table illustrates average balances of total interest earning assets and total interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders’ equity and related revenue, expense and corresponding weighted average yields and rates. The average balances used in this table and other statistical data were calculated using average daily balances.

Net Interest Margin Analysis

Average Balance Sheets

	For the Six Months Ended June 30,
	2006			2005
	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid
ASSETS
Loans, including fees	$161,148	$6,250	7.82%	$144,304	$5,071	7.09%
Federal funds sold	1,905	45	4.76%	2,008	26	2.61%
Securities	24,388	570	4.71%	20,805	470	4.56%
Federal agency equities	719	24	6.73%	598	14	4.72%
CBB equity	56	—	—	56	—	—

Total earning assets	188,216	6,889	7.38%	167,771	5,581	6.71%

Allowance for loan losses	(1,942)			(1,492)
Non-earning assets	12,273			10,939

Total assets	$198,547			$177,218

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand interest bearing	$24,935	$273	2.21%	$19,401	$87	0.90%
Savings	27,235	263	1.95%	50,620	478	1.90%
Time deposits	98,030	1,902	3.91%	67,367	1,049	3.14%

Total interest bearing deposits	150,200	2,438	3.27%	137,388	1,614	2.37%

Other borrowed funds
Fed funds purchased	562	14	5.02%	624	10	3.23%
Repurchase agreements	6,887	76	2.23%	3,398	26	1.54%

Total interest-bearing liabilities	157,649	2,528	3.23%	141,410	1,650	2.35%

Non-interest bearing deposits	25,414			22,413
Other liabilities	417			100

Total liabilities	183,480			163,923

Stockholders’ equity	15,067			13,295

Total liabilities and Stockholders’ equity	$198,547			$177,218

Net interest earnings		$4,361			$3,931

Net interest margin			4.67%			4.72%

Interest spread			4.15%			4.36%

	For the Twelve Months Ended December 31,
	2005			2004
	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid
ASSETS
Loans, including fees	$149,387	$10,904	7.30%	$127,367	$8,490	6.67%
Federal funds sold	1,879	58	3.09%	4,016	42	1.05%
Securities	22,699	1,036	4.56%	19,722	876	4.44%
Federal agency equities	622	30	4.82%	517	25	4.84%
CBB equity	56	—	—	56	—	—

Total earning assets	174,643	12,028	6.89%	151,678	9,433	6.22%

Allowance for loan losses	(1,575)			(1,471)
Non-earning assets	10,702			9,741

Total assets	$183,770			$159,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand interest bearing	$18,915	$216	1.14%	$22,002	$195	0.89%
Savings	44,440	858	1.93%	40,868	695	1.70%
Time deposits	76,861	2,591	0	63,328	1,589	2.51%

Total interest bearing deposits	140,216	3,665	2.61%	126,198	2,479	1.96%

Other borrowed funds
Fed funds purchased	742	28	3.77%	195	5	2.56%
Repurchase agreements	4,823	86	1.78%	2,487	27	1.09%
Total interest-bearing liabilities	145,781	3,779	2.59%	128,880	2,511	1.95%

Non-interest bearing deposits	23,953			18,868
Other liabilities	207			99

Total liabilities	169,941			147,847
Stockholders’ equity	13,829			12,101

Total liabilities and Stockholders’ equity	$183,770			$159,948

Net interest earnings		$8,249			$6,922

Net interest margin			4.72%			4.56%

Interest spread			4.29%			4.27%

Current Trends

A variety and wide scope of economic factors affect Financial’s success and earnings. Although interest rate trends are one of the most important of these factors, Financial believes that interest rates cannot be predicted with a reasonable level of confidence and therefore does not attempt to do so with complicated economic models. Management believes that the best defense against wide swings in interest rate levels is to minimize vulnerability at all potential interest rate levels. Rather than concentrate on any one interest rate scenario, Financial prepares for the opposite as well, in order to safeguard margins against the unexpected.

The upward trend in interest rates during 2005 and 2006 was due to the actions of the FOMC resulting from an accelerating economy. Although it cannot be certain, management believes that interest rates will either remain stable or trend upward throughout the remainder of 2006. Given the FOMC’s recent statements, short term rates cannot be predicted. An increase in long-term interest rates is likely to have an adverse impact on the Mortgage Division, primarily due to reduced refinancing opportunities.

Off-Balance Sheet Arrangements

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Bank’s commitments is as follows:

	Contract Amounts at
	June 30, 2006	December 31,
		2005	2004
Commitments to extend credit	$42,017,000	$33,363,000	$30,344,000
Standby letters of credit	300,100	2,555,000	1,926,000

Total	$42,317,100	$35,918,000	$32,270,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on its credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Bank deems necessary.

Management does not anticipate any material losses as a result of these transactions.

Expansion Plans

Subject to regulatory approval, the Bank anticipates opening additional branches during the next two fiscal years. Although numerous factors could influence the Bank’s expansion plans, the following discussion provides a general overview of the of the additional branch locations that the Bank currently is considering.

The Town of Amherst, Virginia. On December 21, 2005, the Bank purchased certain improved real property located at 164 South Main St. in the Town of Amherst, Virginia. The property previously has served as a bank branch for other banking institutions. We began renovations on this property during the third quarter of 2006. During the fourth quarter of 2006, we intend to submit an application for approval to open this branch during the first quarter of 2007.

City of Bedford, Virginia. The Bank has an option to purchase certain property located in the City of Bedford, Virginia. The Bank is evaluating the feasibility of this property as a location on which to open a branch. If the Bank exercises this option, it does not anticipate requesting approval to open a branch at this location prior to 2007.

Timberlake Road Area, Campbell County (Lynchburg), Virginia. The Bank has purchased certain real property located at the intersection of Turnpike and Timberlake Roads, Campbell County, Virginia. The Bank will evaluate the feasibility of using the current structures on the property as a bank branch. The Bank does not anticipate requesting approval to open a branch at this location prior to 2008.

The Bank estimates that the cost of improvements, furniture, fixtures, and equipment necessary to upfit these properties will be between $900,000 and $1,500,000 per location. Although we have not specifically allocated funds from the offering to purchase or upfit property, the proceeds will support our ability to expand our branch network. The proceeds of this offering will be used in part to pay for these improvements.

Smith Mountain Lake (Moneta), Virginia. Moneta, Virginia. The Bank previously entered into a contract to purchase real estate located at 14694 Moneta Road, Moneta, Virginia. Based on the results of the feasibility study undertaken in accordance with the provisions of the contract, the Bank determined that it did not want to purchase the property and terminated the contract. The Bank will continue to evaluate other locations in the Smith Mountain Lake area.

Although the Bank cannot predict with certainty the financial impact of each new branch, management generally anticipates that each new branch will become profitable within 12 to 18 months of operation.

Business

Overview and History

Bank of the James Financial Group, Inc. (“Financial”) is a bank holding company with its headquarters in Lynchburg, Virginia. Financial was incorporated at the direction of Bank of the James (the “Bank”) on October 3, 2003 to serve as a bank holding company of the Bank. Financial acquired all of the shares of the Bank in a statutory share exchange on a one-for-one basis on January 1, 2004. In addition to the Bank, Financial wholly-owns BOTJ Investment Group, Inc. (“Investment Group”) through which we offer brokerage, fixed and variable annuity products, and related services to the public through a third party broker-dealer. These two businesses are our only subsidiaries and primary assets.

The Bank is a Virginia banking corporation headquartered in Lynchburg, Virginia. The Bank was incorporated under the laws of the Commonwealth of Virginia as a state chartered bank in 1998 and began banking operations in July 1999. The Bank was organized to engage in general retail and commercial banking business.

The Bank was organized in part as a response to the loss of many of the Central Virginia, Region 2000 area’s (as defined in “Location and Market Area” on page 34 below) local financial institutions through mergers with larger, non-local banks and bank holding companies. The organizers perceived that local customers who once relied on experienced personal attention were being forced to use 800 numbers, computerized menus, and persons in other localities who were not familiar with their needs.

The Bank opened for business on July 22, 1999 to fill this void left in the Region 2000 market. The Bank’s organizers recognized that an opportunity existed to create a banking institution designed exclusively for a market that expected personalized service. The idea was to build a financial institution staffed with experienced professionals who would place a high value on knowing their customers and serving their distinctive banking needs.

The Bank was capitalized by more than 2,400 shareholders that wanted a new local bank. These investors provided the initial customer base and are integral to the success of the Bank. Management believes that the key to the Bank’s success lies in providing Bank customers with personalized service while providing products and services that meet their banking needs.

The Bank’s principal office is located at 828 Main Street, Lynchburg, Virginia 24504 and its telephone number is (434) 846-2000. The Bank also maintains a website at www.bankofthejames.com. (Information contained on the website does not constitute part of this prospectus. You should rely only on information contained in this prospectus in deciding whether to invest in our common stock).

Business Strategy

We are a community-oriented financial institution that provides varied banking services to individuals, small and medium-sized businesses, and professional concerns in Region 2000. The Bank provides a full range of services to meet the financial needs of its customers and strives to provide its customers with products comparable to statewide regional banks located in its market area, while maintaining the prompt response and level of service of a community bank. Management believes that the combination of local ownership and size allows the Bank to offer services and products specifically tailored to the needs of the community. Since opening in July, 1999, we have expanded from one full service location to six full service locations, two mortgage origination offices, and one investment services office.

While we believe that our current locations allow us to serve much of our intended customer base, we recognize that additional locations will enable us to serve a greater number of customers. Management intends to continue our growth by expanding our branch network. We have and will continue to acquire locations in key areas throughout Region 2000. In addition, we intend to provide additional services to our existing and future customers and increase fee income. For example, we began providing investment services during the second quarter of 2006. We believe that this area can provide future growth of non-interest income and allow us to establish relationships through cross-selling.

Our core business strategy involves providing superior customer service to our clients in all of our lines of business. We do this by providing our customers with personalized attention and local decision making. Our customer service team focuses on cultivating and maintaining long term relationships. We believe that the focus on relationship banking will continue to contribute to our growth and profitability.

We believe that the capital generated through this offering will allow us to implement this strategy.

Location and Market Area

The Bank’s market area primarily consists of Region 2000, which encompasses the seven jurisdictions of the Town of Altavista, Amherst County, Appomattox County, the City of Bedford, Bedford County, Campbell County, and the City of Lynchburg. Region 2000 supports a diverse, well-rounded economy. U.S. Routes 29, 60, 221, 460 and 501 and State Routes 24 and 40 all pass through the trade area and provide efficient access to other regions of the state. Regional airport service and rail service provide additional transportation channels.

As of June 30, 2006, the most recent date for which such records are available, 17 banking institutions had a total of 92 branches in this market area. According to the FDIC, these banking institutions had total deposits of approximately $3,662,592,000.

Total population in the market area equals approximately 230,000. According to U.S. Census estimates, in 2005 the populations of the localities in the Region 2000 market area were approximately as follows: City of Lynchburg – 65,113; Amherst County – 31,894; Appomattox County – 13,967; Bedford County (including the City of Bedford) – 65,286; Campbell County (including the Town of Altavista) – 52,339. The area is serviced by one daily newspaper and a number of radio and television stations providing diverse media outlets. Median family income has continued to increase in Region 2000 during the past ten years.

Region 2000 has a broad range of services, light industry, and manufacturing plants. Principal service, industrial, research and development employers include: BWX Technologies, Inc. (nuclear fuel); AREVA (nuclear services); Centra Health, Inc. (health care services); C.B. Fleet, Inc. (medical supplies); Genworth Financial (life insurance and other financial products); Frito-Lay, Inc. (snack foods); Lynchburg Foundry Company (castings); R.R. Donnelley Printing Inc. (printed products); as well as six colleges including Randolph-Macon Woman’s College, Sweet Briar College, Liberty University, and Lynchburg College.

Competition

The banking business is highly competitive. We compete with other commercial banks, savings institutions, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Region 2000 market area and elsewhere. Many of our nonbank competitors are not subject to the same extensive federal regulations that govern federally-insured banks and state regulations governing state chartered banks. As a result, such nonbank competitors may have certain advantages over the Bank in providing certain services.

Our market area is a highly competitive, highly branched banking market. Competition in the market area for loans to individuals, small businesses, and professional concerns, the Bank’s target market, is keen, and pricing is important. Most of our competitors have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks and trust services, that the Bank is not currently providing. Moreover, larger institutions operating in the Region 2000 market area can access to borrowed funds at a lower cost than does the Bank. Deposit competition is strong and comes from institutions in the market, U.S. Government securities, private issuers of debt obligations and suppliers of other investment alternatives for depositors, among other sources. As a result, the Bank has paid and may in the future pay, above-market rates to attract deposits.

The adoption of legislation permitting nationwide interstate banking and branching and the use of financial holding companies may also increase competition in the Bank’s market area. See “Supervision and Regulation” (page 39).

Mergers of community banks into regional banks have increased the presence of large regional bank holding companies in our already competitive marketplace. These mergers have created opportunities for community-focused, prudently managed, small and medium-sized business-oriented banks. However, management and our board of directors is aware of the competition that these institutions offer. Our board believes it is a significant advantage to be a community owned and operated state bank interested exclusively in small and medium-sized businesses, individuals and professionals in the Region 2000 market.

Banking Products and Services

The Bank currently conducts business from six full-service offices. Four of the full-service offices are located in Lynchburg, Virginia, one full-service location is located in Madison Heights, Virginia, and one is located in Forest, Virginia. The Bank established a mortgage loan origination division that conducts business under the name “Bank of the James Mortgage, a Division of Bank of the James.” The mortgage division conducts business primarily from the division’s main office located in the Forest branch of the Bank and an office located in Moneta, Virginia.

Deposit Services. Deposits are a major source of our funding. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations including checking accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank’s market area at rates competitive to those offered in the area. In addition, the Bank offers its customers Individual Retirement Accounts (IRAs). All deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to the maximum amount allowed by law (generally, $100,000 per depositor, subject to aggregation rules). The Bank solicits such accounts from individuals, businesses, associations and organizations, and governmental authorities.

Lending Services. The Bank offers a full range of short- to medium-term commercial and consumer loans. Our primary focus is on making loans to small businesses and consumers in the Region 2000 market area. In addition, we also provide a wide range of real estate finance services. Our primary lending activities are principally directed to our primary market area in the Region 2000 area. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. Additionally, the Bank originates fixed and floating-rate mortgage loans and real estate construction and acquisition loans. Where appropriate, the Bank attempts to limit interest rate risk through the use of variable interest rates and terms of less than five years. The following discussion provides additional detail regarding our lending services.

Loan Portfolio. The loan portfolio was $163,955,000 on June 30, 2006, compared to $152,641,000 at June 30, 2005. As of July 31, 2006, approximately 57% of the bank’s loan portfolio was in fixed rate loans and approximately 43% were in variable rate loans.

Commercial Business Lending. We make loans to small- and medium-sized businesses in Region 2000 for purposes such as purchases of equipment, facilities upgrades, inventory acquisition and various working capital purposes. Commercial loans are made to borrowers based on cash flow, ability to repay and degree of management expertise. The availability of funds for repayment generally is dependent on the success of the business. Commercial loans are subject to many different types of risk, which will differ depending on the borrower’s industry. General risks to an industry, or segment of an industry, are monitored by management on an ongoing basis. When warranted, individual borrowers who may be at risk due to an industry condition may be more closely analyzed and reviewed at a loan committee or board of directors level. On a regular basis, commercial and industrial borrowers are required to submit statements of financial condition relative to their business to us for review. These statements are analyzed for trends and the loan is assigned a credit grade accordingly. Based on this grade the loan may receive an increased degree of scrutiny by management up to and including additional loss reserves being required.

To help manage these risks, we typically obtain appropriate collateral and personal guarantees to secure our commercial loans. Generally, business assets such as general intangibles, inventory, accounts receivable, equipment or real estate are used as collateral. Collateral is subject to risk relative to conversion to a liquid asset if necessary as well as risks associated with degree of specialization, mobility and general collectability in a default situation, and possible depreciation. To mitigate this risk to collateral, it is underwritten to strict standards including valuations and general acceptability based on our ability to monitor its ongoing value.

Real Estate Construction. We make commercial and residential construction and development loans to customers in our market area. Loans are granted for both speculative projects and those being built with end buyers already secured. We generally will lend money to finance speculative projects when we are confident, based on all of the particular facts and circumstances, that the borrower will be able to repay the loan without relying on the real estate collateral. In other words, while we will take a security interest in the project as an abundance of caution, we will only extend credit to fund speculative projects if the financial strength of the borrower supports repayment outside of the collateral.

Real estate construction loans are subject primarily to market and general economic risk caused by inventory build-up in periods of economic prosperity. During times of economic stress real estate construction loans may have a greater degree of risk than other loan types. Unlike other types of loans, these loans are also subject to risks related to construction delays that may be caused by weather or other factors. To mitigate that risk, the board of directors and management reviews the entire portfolio regularly. The percentage of our portfolio funding projects being built on a speculative basis is tracked very closely. On a quarterly basis the portfolio is segmented by market area to allow analysis of exposure and a comparison to current inventory levels in these areas. Loan policy also provides for limits on speculative lending by borrower and by real estate project.

Commercial Real Estate Mortgage. We grant loans to borrowers secured by commercial real estate. In underwriting these types of loans we consider the historic and projected future cash flows of the real estate. We make an assessment of the physical condition and general location of the property and the effect these factors will have on its future desirability from a tenant standpoint. Absent unusual circumstances, we typically will lend up to a maximum 85% loan to value ratio and require a minimum debt coverage ratio of 120%, or other compensating factors.

Commercial real estate lending offers some risks not found in traditional residential real estate lending. Repayment is dependent upon successful management and marketing of properties and on the level of expense necessary to maintain the property. Repayment of these loans may be adversely affected by conditions in the real estate market or the general economy. Also, commercial real estate loans typically involve relatively large loan balances to single borrowers. To mitigate these risks, we monitor our loan concentration levels. Commercial real estate loans generally have an opportunity to reprice every three to five years with amortization periods generally ranging from ten to twenty years. As with other loans, all commercial real estate loans are graded depending upon strength of credit and performance. A lower grade will bring increased scrutiny by management and the board of directors.

Consumer. We offer various types of secured and unsecured consumer loans, including personal loans, lines of credit, overdraft lines of credit, automobile loans, installment loans, demand loans, and home equity loans. We make consumer loans primarily for personal, family or household purposes. Consumer loans in general carry a moderate degree of risk compared to other loans. They are generally more risky than traditional residential real estate loans but less risky than commercial loans. Risk of default is usually determined by the well-being of the national and local economies. During times of economic stress there is usually some level of job loss both nationally and locally, which directly affects the ability of the consumer to repay debt. Risk on consumer loans is generally managed though policy limitations on the level of debt that consumer borrowers may carry and limitations on loan terms and amounts depending upon collateral type.

The various types of consumer loans all carry varying degrees of risk. Loans secured by deposits carry little risk and in our experience have had a very low default rate. Home equity lines carry additional risk because of the increased difficulty of converting real estate to cash in the event of a default. However, underwriting policy provides mitigation of this risk in the form of a maximum loan to value ratio of 90% on a collateral type that has historically appreciated in value. We very rarely will make exception to this policy and then will do so only under compelling circumstances. We also require the customer to carry adequate insurance coverage to pay all mortgage debt in full if the collateral is destroyed. Vehicle financing carries additional risks over loans secured by real estate in that the collateral is declining in value over the life of the loan and is mobile. Risks inherent in vehicle financing are managed by matching the loan term with the age and remaining useful life of the collateral to reduce the likelihood of our interest being “upside down.” Collateral is protected by requiring the customer to carry insurance showing the bank as loss payee. We also have a blanket policy that covers us in the event of a lapse in the borrower’s coverage. Secured personal loans carry additional risks over the previous types in that they are generally smaller and made to borrowers with somewhat limited financial resources and credit histories. These loans are secured by a variety of collateral with varying degrees of marketability in the event of default. Risk on these types of loans is managed primarily at the underwriting level with strict adherence to debt to income ratio limitations and conservative collateral valuations. Overdraft protection lines and other unsecured personal loans carry the greatest degree of risk in the consumer portfolio. Without collateral, we are completely dependent on the commitment of the borrower to repay and the stability of the borrower’s income stream. Primary risk management occurs at the underwriting stage with strict adherence to debt to income ratios, time in present job and in industry and policy guidelines relative to loan size as a percentage of net worth and liquid assets.

Loan participations

We sell loan participations in the ordinary course of business when a loan originated by us exceeds our legal lending limit or we otherwise want to share risk with another bank. These loan participations are sold to other financial institutions without recourse to us. As of June 30, 2006 we had sold a total of $3,631,000 in loan participations, or 2.18% of the total loans on that date.

We also purchase loan participations from time to time from other banks in the ordinary course of business, usually without recourse against that bank. Purchased loan participations are underwritten in accordance with our loan policy and represent a source of loan growth. Although the originating financial institution provides much of the initial underwriting documentation, management is responsible for the appropriate underwriting, approval and the ongoing monitoring of the loan. One risk associated with purchasing loan participations is that we often rely on information provided by the selling bank regarding collateral value and the borrower’s capacity to repay. To the extent this information is not accurate, we may experience a loss on these participations. Otherwise, we believe that the risk related to purchased loan participations is consistent with loans of a similar type in our loan portfolio. If a purchased loan participation defaults, we usually have no recourse against the selling bank but will take other reasonable steps to minimize our loss. As of June 30, 2006, we had purchased one loan participation, totaling $1,455,000 or 0.872% of our total loan portfolio on that date.

Consumer Residential Mortgage Origination. The Bank, through Bank of the James Mortgage, a Division of Bank of the James (the “Mortgage Division”) originates consumer residential mortgage loans. Through the Mortgage Division, the Bank originates conforming and non-conforming home mortgages primarily in the Region 2000 area. As part of the Bank’s overall risk management strategy, the loans originated and closed by the Mortgage Division are pre-sold to major mortgage banking or other financial institutions and at no time are such loans carried on the Bank’s balance sheet.

Other Services. Other services offered by the Bank include safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, automatic drafts for various accounts, and credit card merchant services. The Bank also has become associated with a shared network of automated teller machines (ATMs) that may be used by Bank customers throughout Virginia and the United States. The Bank operates a deposit pick-up service (under the name “Business Partners Program”) pursuant to which the Bank will pick-up the non-cash deposits of its business customers as needed, up to once daily.

The Bank intends to introduce new products and services desired by the public and as permitted by the regulatory authorities or desired by the public. The Bank remains committed to meeting the challenges that require technology. The Bank provides its customers with access to the latest technological products, such as telephone banking and internet banking, including on-line bill pay. This service allow customers to handle routine transactions using a standard touch tone telephone and via the internet at the Bank’s website.

Brokerage and Investment Services

We provide brokerage and investment services through our Investment Group subsidiary. Investment Group provides securities brokerage services to Bank customers and others through an agreement with

Community Bankers’ Securities, LLC (“CB Securities”), a registered broker-dealer. We began providing these services on April 4, 2006. Under our agreement, CB Securities will operate service centers in one or more branches of the Bank. Currently, the only center is located in the Church Street branch. Given the relatively short operating history of Investment Group, to date the results of Investment Group have not had a material impact on our financial performance.

Employees

As of October 20, 2006, we had approximately 97 full-time equivalent employees. None of our employees are represented by any collective bargaining agreements, and relations with employees are considered excellent. We maintain employee benefit programs that include health insurance, a flexible spending account, and a 401(k) plan.

Supervision and Regulation

As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended, and the examination and reporting requirements of the Board of Governors of the Federal Reserve System. As a state-chartered commercial bank, the Bank is subject to regulation, supervision and examination by the Virginia State Corporation Commission’s Bureau of Financial Institutions. The Bank is also subject to regulation, supervision and examination by the Federal Reserve Board. Other federal and state laws, including various consumer and compliance laws, govern the activities of the bank, the investments that it makes and the aggregate amount of loans that it may grant to one borrower.

The following description summarizes the significant federal and state laws applicable to us and our subsidiaries. To the extent that statutory or regulatory provisions are described, the description is qualified in its entirety by reference to that particular statutory or regulatory provision.

Bank Holding Company Act

As a bank holding company registered under the Bank Holding Company Act of 1956, as amended, we are subject to supervision by the Federal Reserve. We are required to file with the Federal Reserve an annual report and such other additional information as the Federal Reserve may require pursuant to the Bank Holding Company Act. We must also provide the Virginia Bureau of Financial Institutions with information regarding ourselves and our subsidiaries. The Federal Reserve and the Virginia Bureau of Financial Institutions may also examine Financial and its subsidiaries.

The Bank Holding Company Act requires approval of the Federal Reserve for, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The Bank Holding Company Act also generally permits the acquisition by a bank holding company of control, or substantially all the assets, of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law, but if the bank is at least 5 years old, the Federal Reserve may approve the acquisition. Similarly, approval of the Virginia Bureau of Financial Institutions is required for certain acquisitions of other banks and bank holding companies.

Under current law, with certain limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in, a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary or investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

The Federal Reserve requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect its bank subsidiaries. Financial would be compelled by the Federal Reserve to invest additional capital in the event the Bank experiences either significant loan losses or rapid growth of loans or deposits.

Gramm Leach Bliley Act of 1999

Effective on March 11, 2000, the Gramm Leach Bliley Act (the “GLB Act”) allows a bank holding company or other company to declare and certify its status as a financial holding company, which will allow it to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve to determine by regulation what other activities are financial in nature, or incidental or complementary thereto.

In order for a bank holding company to qualify as a financial holding company, all of its depository subsidiaries must be well capitalized and well managed, and must meet their Community Reinvestment Act of 1977 (“CRA”) obligations. See “Supervision and Regulation - Community Reinvestment Act” (page 45). The bank holding company also must declare its intention to become a financial holding company to the Federal Reserve and certify that it meets the requirements. Banks and thrifts acquired by a financial holding company within 12 months prior to the date on which the election is filed may be excluded from this test if they have less than a satisfactory CRA rating, but they must submit a plan to the applicable federal banking agency describing how the CRA rating will be brought into conformance.

The GLB Act also establishes a system of functional regulation for financial holding companies and banks providing regulation of securities by the Securities and Exchange Commission (the “SEC”) and state securities regulators, regulation of futures by the Commodity Futures Trading Commission, and regulation of insurance activities by the state insurance regulators. Banks may sell title insurance only when specifically permitted under applicable state law.

This GLB Act also imposes customer privacy requirements on financial institutions. Financial institutions generally are prohibited from disclosing customer information to non-affiliated third parties, unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions must disclose their specific privacy policies to their customers annually. Upon making such disclosure, there is no specific restriction on financial institutions disclosing customer information to affiliated parties. Financial institutions must comply with state law, however, if it protects customer privacy more fully than federal law.

Capital Requirements

The Federal Reserve Board has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises. Under the risk-based capital requirements, Financial and the Bank are each generally required to maintain a minimum ratio of total capital to risk-weighted assets (including specific off-balance sheet activities, such as standby letters of credit) of 8.0%. At least half of the total capital (4.0%) must be composed of “Tier 1 Capital”, which is defined as common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles. The remaining may consist of “Tier 2 Capital”, which is defined as specific subordinated debt, some hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash and certain U.S. government and agency securities, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past due or nonperforming and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately issued mortgage backed securities representing indirect ownership of such loans.

In addition to the risk-based capital requirements, the Federal Reserve has established a minimum 4.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% – 6.0% or more. The highest rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which a bank shall achieve its minimum Leverage Capital Ratio requirement. A bank that fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could subject that bank to a cease and desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act (“FDIA”) and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease and desist order.

Under these regulations, a state-chartered commercial bank will be:

•	“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater, a Tier 1 leverage ratio of 5% or greater, and is not subject to any written capital order or directive;

•	“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater, and a Tier 1 leverage ratio of 4% or greater (3% in certain circumstances) and does not meet the definition of “well capitalized;”

•	“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% or a Tier 1 leverage ratio of less than 4% (3% in certain circumstances);

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3%, or a Tier 1 leverage ratio of less than 3%; or

•	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

As of all periods presented in this prospectus, both Financial and the Bank were considered well capitalized.

The risk-based capital standards of the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization’s capital adequacy.

Payment of Dividends

As a bank holding company, we are a separate legal entity from the Bank and Investment Group. Virtually all of our income results from dividends paid to us by the Bank. The Bank is subject to laws and regulations that limit the amount of dividends that it can pay. The amount of dividends that may be paid by the Bank depends upon the Bank’s earnings and capital position and is limited by federal and state law, regulations and policies. As a bank that is a member of the Federal Reserve System, the Bank must obtain prior written approval for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years. In addition, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, the Bank is not permitted to add the balance of its allowance for loan losses account to its undivided profits then on hand, however, it may net the sum of its bad debts as so defined against the balance of its allowance for loan losses account and deduct from undivided profits only bad debts so defined in excess of that account. In addition, the Federal Reserve is authorized to determined under certain circumstances relating to the financial condition of a bank that the payment of dividends would be an unsafe and unsound practice and to prohibit payment thereof. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe and unsound banking practice. The Federal Reserve has indicated that banking organizations generally pay dividends only out of current operating earnings.

In addition, under Virginia law, no dividend may be declared or paid out of the Virginia chartered bank’s paid-in capital. The Bank may be prohibited under Virginia law from the payment of dividends if the Virginia Bureau of Financial Institutions determines that a limitation of dividends is in the public interest and is necessary to ensure the Bank’s financial soundness, and may also permit the payment of dividends not otherwise allowed by Virginia law.

Insurance of Accounts, Assessments and Regulation by the FDIC

The Bank is a Virginia chartered commercial bank and a member of the Federal Reserve System. Its deposit accounts are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to the maximum legal limits of the FDIC and it is subject to regulation, supervision and regular examination by the Virginia Bureau of Financial Institutions and the Federal Reserve. The regulations of these various agencies govern most aspects of the Bank’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location and number of branch offices. The laws and regulations governing the Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting shareholders.

On February 8, 2006, President Bush signed the Federal Deposit Insurance Reform Act of 2005 (FDIRA). The FDIC must adopt rules implementing the various provisions of the FDIRA by November 5, 2006. Among other things, the FDIRA changes the deposit system by:

•	raising the coverage level for retirement accounts to $250,000;

•	indexing deposit insurance coverage levels for inflation beginning in 2012;

•	prohibiting undercapitalized financial institutions from accepting employee benefit plan deposits;

•	merging the Bank Insurance Fund and Savings Association Insurance Fund into a new Deposit Insurance Fund (the DIF); and

•	providing credits to financial institutions that capitalized the FDIC prior to 1996 to offset future assessment premiums.

The FDIRA also authorizes the FDIC to revise the current risk-based assessment system, subject to notice and comment, and caps the amount of the DIF at 1.50% of domestic deposits. The FDIC must issue cash dividends, awarded on a historical basis, for the amount of the DIF over the 1.50% ratio. Additionally, if the DIF exceeds 1.35% of domestic deposits at year-end, the FDIC must issue cash dividends, awarded on a historical basis, for half of the amount of the excess.

Until the FDIC adopts final assessment regulations, the FDIC’s existing assessment regulations will remain, imposing assessments ranging from 0 to 27 basis points per $100 of assessable deposits, depending on an institution’s capital position and other supervisory factors. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution’s primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 0.32 cents per $100 of deposits for the third quarter of 2006.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Restrictions on Extensions of Credit and Investment in the Stock of Financial or its Subsidiaries

Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing, on the condition that: (a) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (b) the customer obtain or provide some additional credit, property or service from or to a holding company or any other subsidiary of a holding company; or (c) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

Monetary and Fiscal Policy Effects on Interest Rates

Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of the Bank’s earnings. Thus, our earnings and growth will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on the Bank cannot be predicted.

Branching and Interstate Banking

The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the Riegle-Neal Act) by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997, which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

The Riegle-Neal Act authorizes the federal banking agencies to approve interstate branching de novo by national and state banks in states which specifically allow for such branching. Virginia has enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

Prompt Corrective Action

Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which: (a) restrict payment of capital distributions and management fees; (b) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (c) require submission of a capital restoration plan; (d) restrict the growth of the institution’s assets; and (e) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: (a) requiring the institution to raise additional capital; (b) restricting transactions with affiliates; (c) requiring divestiture of the institution or the sale of the institution to a willing purchaser; (d) and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Regulatory Enforcement Authority

Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Transactions with Affiliates

Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any bank or entity that controls, is controlled by or is under common control with such bank. Generally, Section 23A (a) limits the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and maintain an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital stock and surplus, and (b) requires that all such transactions be on terms substantially the same, or at least as favorable, to the bank as those provided to a nonaffiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. Section 23B applies to “covered transactions” as well as sales of assets and payments of money to an affiliate. These transactions must also be conducted on terms substantially the same, or at least as favorable, to the bank as those provided to nonaffiliates.

Community Reinvestment Act

The Community Reinvestment Act of 1977 requires that federal banking regulators evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. To the best knowledge of the Bank, it is meeting its obligations under this act.

Loans to Insiders

The Federal Reserve Act and related regulations impose specific restrictions on loans to directors, executive officers and principal shareholders of banks. Under Section 22(h) of the Federal Reserve Act, any loan to a director, an executive officer or to a principal shareholder of a bank, or to entities controlled by any of the foregoing, may not exceed, together with all outstanding loans to such persons or entities controlled by such person, the bank’s loan to one borrower limit. Loans in the aggregate to insiders of the related interest as a class may not exceed two times the bank’s unimpaired capital and unimpaired surplus until the bank’s total assets equal or exceed $100 million, at which time the aggregate is limited to the bank’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and principal shareholders of a bank or bank holding company, and to entities controlled by such persons, unless such loans are approved in advance by a majority of the board of directors of the bank with any “interested” director not participating in the voting. The Federal Reserve Board has prescribed the loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Section 22(h) requires that loans to directors, executive officers and principal shareholders be made in terms and underwriting standards substantially the same as offered in comparable transactions to other persons.

Other Regulation

The Bank is subject to a variety of other regulations. State and federal laws restrict interest rates on loans, potentially affecting our income. The Truth in Lending Act and the Home Mortgage Disclosure Act impose information requirements on the Bank in making loans. The Equal Credit Opportunity Act prohibits discrimination in lending on the basis of race, creed, or other prohibited factors. The Fair Credit Reporting Act governs the use and release of information to credit reporting agencies. The Truth in Savings Act requires disclosure of yields and costs of deposits and deposit accounts. Other acts govern confidentiality of consumer financial records, automatic deposits and withdrawals, check settlement, endorsement and presentment, and reporting of cash transactions as required by the Internal Revenue Service.

USA Patriot Act of 2001

In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen the ability of U.S. law enforcement agencies and the intelligence communities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Future Regulatory Uncertainty

Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future and impact our operations. Although Congress in recent years has sought to reduce the regulatory burden on financial institutions with respect to the approval of specific transactions, we fully expect that the financial institution industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted further regulating specific banking practices.

Property

As of October 20, 2006 the Bank conducted its banking business from six locations, its mortgage origination services primarily from two locations, and its investment services primarily from one location.

Depending on such factors as cost, availability, and location, we may either lease or purchase our facilities. The existing facilities that we have purchased typically have been former branches of other financial institutions. We own 3 of our locations and lease 4 of our locations. The following tables highlight our facilities:

Operating Facilities that We Own

Address	Type of Facility
5204 Fort Avenue Lynchburg, Virginia	Full service branch with drive thru and ATM

4698 South Amherst Highway Madison Heights, Virginia	Full service branch with drive thru and ATM

17000 Forest Road Forest, Virginia	Full service branch with drive thru and ATM Headquarters for Mortgage Division

Operating Facilities that We Lease

Address	Type of Facility	Base Lease Expiration
828 Main Street Lynchburg, Virginia	Corporate Headquarters; Full service branch with ATM	July 31, 2014 (1)

615 Church Street Lynchburg, Virginia	Full service branch with drive thru and ATM	August 31, 2009

4935 Boonsboro Road, Suites C and D Lynchburg, Virginia	Full service branch with drive thru and ATM	December 31, 2010 (1)

14662 Moneta Road, Suite A Moneta, Virginia	Mortgage Banking Office	September 30, 2009 (1)

(1)	Lease has one or more renewal options that we may exercises at our discretion subject to the terms and conditions outlined in the lease.

We believe that each of these operating facilities are maintained in good operating condition and are suitable for our operational needs.

In addition, the Bank may evaluate the feasibility of entering into sale/leaseback agreements for certain branches.

Interest in Additional Properties

As discussed in “Management’s Discussion and Analysis—Expansion Plans” in addition to the facilities set forth above, the Bank has purchased real property and improvements thereto located in the Town of Amherst, Virginia, the Timberlake Road area of Campbell County (Lynchburg), Virginia. We anticipate using these properties for future expansion. Management of the Bank continues to look for and evaluate additional locations for future branch growth and will consider opening an additional branch in the next 12 months if a suitable location is available on acceptable terms. The opening of all additional branches is contingent on the receipt of regulatory approval.

None of these properties currently are suitable for its intended use. Each of these properties will require upfit prior to being placed in service.

We will use the internet, consistent with applicable regulatory guidelines, to augment our growth plans. We currently offer online account access, bill payment, and account management functions through our website.

Legal Proceedings

We are not involved in any pending legal proceedings at this time, other than routine litigation incidental to our business. Management does not believe that such legal proceedings, individually or in the aggregate, are likely to have a material adverse effect on our results of operation or financial condition.

Management

The Board of Directors

Our board of directors currently consists of 10 members. The board is divided into three classes, two of which consist of three members and one of which consists of four members. These directors serve for the terms of their respective classes, which expire at the annual meeting of stockholders in 2007, 2008, and 2009. The following table sets forth the composition of the board of directors.

Class I (Term expiring in 2007)	Class II (Term Expiring in 2008)	Class III (Term Expiring in 2009)
Donald M. Giles	Robert R. Chapman III	Lewis C. Addison
Thomas W. Pettyjohn, Jr.	Donna Schewel Clark	William C. Bryant
Watt R. Foster, Jr.	Richard R. Zechini	Kenneth S. White
Augustus A. Petticolas, Jr.

The following provides as of October 20, 2006 the age, business experience in the past five years, and the year that each individual was first elected as a director of Financial or its predecessor.

Name and Age	Director Since	Principal Occupation During Past Five Years
Lewis C. Addison, 54	2006	Senior Vice President and CFO of Centra Health, Inc.

William C. Bryant, 42	2005	President of and Auctioneer at Ted Counts Realty & Auction Co., Inc.

Robert R. Chapman III, 44	1998	President of Financial since January, 2004 and President and Chief Executive Officer of the Bank since January, 2003. From July, 1999 to December 31, 2002, Mr. Chapman served as the Executive Vice President of the Bank.

Donna Schewel Clark, 55	1998	Secretary and General Counsel of Schewel Furniture Co., Inc.

Watt R. Foster, Jr., 46	2005	Owner and Vice President of Foster Fuels, Inc.

Donald M. Giles, 64	1998	President of Moore & Giles, Inc.

Augustus A. Petticolas, Jr., 57	2005	Dentist, Dr. Augustus A. Petticolas, Jr., General Dentistry.

Thomas W. Pettyjohn, Jr., 60	1998	Vice Chairman of Financial since January 1, 2004 and the Bank since 1998. Investment Advisor at Davidson & Garrard, Inc., an investment advisory business.

Kenneth S. White, 66	1998	Chairman of Financial since January 1, 2004 and the Bank since 1998. Of Counsel, Edmunds & Williams, P.C., Lynchburg, Virginia. From February, 2001 to February, 2004 Mr. White served as President, The Greater Lynchburg Community Trust. Previously, Mr. White was a partner at Edmunds & Williams, P.C.

Richard R. Zechini, 68	1998	Orthodontist and President, Richard R. Zechini, D.D.S., Ltd.

Executive Officers Who are Not Directors

The following provides as of October 20, 2006 the age, business experience in the past five years, and the year that each individual began serving as an executive officer of Financial or its predecessor.

Name and Age	Executive Officer Since	Principal Occupation
J. Todd Scruggs, 38	1999	Secretary, Treasurer, and Secretary to the Board of Financial since 2004. Secretary to the Board of the Bank and Executive Vice President and Chief Financial Officer of the Bank since January, 2003. Mr. Scruggs served as Vice President of the Bank, with responsibilities in operations, investment and financial analysis from 1999 to December, 2002.

Martin E. Waltemyer, 57	1999	Executive Vice President and Chief Operations Officer of the Bank since December, 2003. Previously Mr. Waltemyer served as Senior Vice President of Operations of the Bank since 1999.

Glenn G. Dillon, 59	2006	President of BOTJ Investment Group, Inc. From 1998 to 2006, Mr. Dillon was employed as Regional Vice President at UBS Securities (and its predecessor J.C. Bradford) in Lynchburg, Virginia.

Officers serve at the discretion of the board of directors. There are no family relationships between the directors and executive officers. None of the directors or executive officers serve as directors of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or any investment company registered under the Investment Company Act of 1940. No director is a director or executive officer of another bank holding company, bank, savings and loan association, or credit union.

Security Ownership of Management

The following table sets forth information as of October 20, 2006 regarding the number of shares of common stock of Financial beneficially owned by (1) each director, (2) each executive officer, and (3) directors and executive officers as a group. The address of each director and executive officer is c/o Bank of the James Financial Group, Inc., 828 Main Street, Lynchburg, VA 24504.

	Common Stock Beneficially Owned (1)	Percentage of Class (2)
Lewis C. Addison, Director	750	*

William C. Bryant III (3) Director	6,775	*

Robert R. Chapman III (4) Director, President	93,782	4.49%

Donna S. Clark (5) Director	24,750	1.23%

Watt R. Foster, Jr. (6) Director	35,064	1.74%

Donald M. Giles Director	20,625	1.02%

Augustus A. Petticolas, Jr. Director	1,031	*

Thomas W. Pettyjohn, Jr. Director, Vice-Chairman	5,156	*

Kenneth S. White (7) Director, Chairman	21,656	1.07%

Richard R. Zechini (8) Director	27,150	1.34%

J. Todd Scruggs (9) Secretary, EVP and CFO of the Bank	51,793	2.51%

Martin E. Waltemyer (10) EVP and COO of the Bank	38,300	1.86%

Glenn G. Dillon President, Investment Group	63	*

All present directors and executive officers as a group (11)	326,895	15.06%

*	Less than 1%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership within sixty days. Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home. Share totals include the 25% stock dividend declared on January 17, 2006 and paid on March 10, 2006, as well as all prior stock dividends declared by Financial.
(2)	The ownership percentage of each individual is calculated based on the total of 2,019,978 shares of common stock that were outstanding as of October 20, 2006, plus the number of shares that can be issued to the individual within sixty days of October 20, 2006 upon the exercise of stock options held by the individual. Shares of common stock that are subject to exercisable stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.
(3)	Includes beneficial ownership of 3,375 shares held by Mr. Bryant as joint tenants with Mr. Bryant’s wife.
(4)	Includes 68,001 shares purchasable upon exercise of options exercisable within 60 days of October 20, 2006.
(5)	Includes beneficial ownership of aggregate of 4,126 shares held by Ms. Clark’s minor children.
(6)	Includes beneficial ownership 29,063 shares held by Mr. Foster as joint tenants with his wife and an aggregate of 4,126 shares held by Mr. Foster’s minor children.
(7)	Includes beneficial ownership of 18,750 shares held in a revocable trust of which Mr. White is the trustee and beneficiary and 1,031 shares owned by Mr. White’s wife.
(8)	Includes beneficial ownership of 3,094 shares held in trust for which Dr. Zechini serves as trustee.
(9)	Includes 47,564 shares purchasable upon exercise of options exercisable within 60 days of October 20, 2006 and 104 shares owned by Mr. Scruggs’ wife.
(10)	Includes 35,001 shares purchasable upon exercise of options exercisable within 60 days of October 20, 2006 and beneficial ownership of 2,681 shares held by Mr. Waltemyer as joint tenants with Mr. Waltemyer’s wife, 206 shares owned by Mr. Waltemyer’s daughter, and 206 shares owned by Mr. Waltemyer’s granddaughter.
(11)	See notes 1 through 10.

Audit Committee Financial Expert

Our board has determined that Lewis C. Addison is an “audit committee financial expert” as that term is defined in Item 401(e) of Regulation S-B promulgated by the Securities and Exchange Commission. Mr. Addison and all other members of the Audit Committee are “independent” as defined by the rules and regulations of the Securities and Exchange Commission and Marketplace Rule 4200(a)(15) of the NASD.

Compensation of Directors

The board of directors of the Bank, our wholly-owned subsidiary and primary business, holds monthly meetings and special meetings as called. Directors receive $550 for each board meeting attended and $300 for each committee meeting attended. Total fees paid to the directors during 2005 were $116,700.

Compensation of Executive Officers

The officers of Financial presently are serving without compensation from Financial. They are, however, compensated by the Bank for services rendered as officers of the Bank. The table below summarizes certain information with respect to compensation paid by the Bank to certain employees of the Bank who perform policy making duties for Financial for services rendered in all respects for the fiscal year ended December 31, 2005.

Summary Compensation Table—2005

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards Options/ SARS (#)	All Other Compensation ($) (1)
Robert R. Chapman III President, CEO and President of the Bank	2005 2004 2003	130,000 130,000 111,948	10,000 — 7,000	8,750 5,625 12,375	5,045 4,646 1,359

J. Todd Scruggs Secretary, EVP and CFO of the Bank	2005 2004 2003	105,000 105,000 90,000	5,000 — 5,000	8,750 3,750 8,250	6,680 6,371 5,661

Martin E. Waltemyer EVP and COO of the Bank	2005 2004 2003	100,000 95,000 n/a	5,000 — n/a	8,750 5,625 n/a	3,468 3,194 n/a

(1)	“All Other Compensation” consists entirely of matching contributions made under Bank’s 401(k) plan, life insurance premiums, and club dues.

The following table shows for each of the named executive officers (1) the number of stock options that were granted during 2005, (2) the number and percentage of options granted to the named executive officers individually and as a group, (3) the total number and percentage of options granted to all employees as a group, (4) the exercise price, and (5) the expiration date.

Option Grants During Year Ended December 31, 2005

	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Sh) (2)	Expiration Date
Name
Robert R. Chapman III	8,750	11.33%	$16.00	12/20/2015
J. Todd Scruggs	8,750	11.33%	$16.00	12/20/2015
Martin E. Waltemyer	8,750	11.33%	$16.00	12/20/2015

Named Executive Officers as a group	26,250	34.00%
All employees, as a group	77,199	100.00%

(1)	Options to purchase a total of 77,199 shares of common stock were granted to employees during the year ended December 31, 2005.

(2)	Stock options were awarded at the fair market value of the shares of common stock at the date of award and adjusted to reflect the stock dividends declared by Financial.

In the year ended December 31, 2005, no stock options were exercised by any of the named executive officers.

The following table sets forth the amount and value of stock options held by the named executive officers as of December 31, 2005.

Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert R. Chapman III	65,189	2,812	$478,936	$6,374
J. Todd Scruggs	45,689	1,875	$316,240	$4,250
Martin E. Waltemyer	32,189	2,812	$180,384	$6,374

(1)	The value of in-the-money options at fiscal year end is calculated by determining the difference between the closing price of a share of common stock of Financial of $15.60 as reported on the Over the Counter Bulletin Board on December 28, 2005 (the last day in 2005 in which a trade occurred).

Stock Options

We have a stock option plan for certain employees that was approved by our shareholders in May, 2000. Our shareholders approved an amendment to plan at the annual meeting in May 2004. A total of 401,250 shares was reserved under this plan. As of December 31, 2005, 395,376 options under this plan have been granted and 322,156 of those options remain outstanding.

The following table summarizes information concerning Financial’s equity compensation plans at December 31, 2005.

Equity Compensation Plans

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in First Column)
Equity compensation plans approved by shareholders - Bank of the James Financial Group, Inc. Stock Option Plan	322,156	$10.35	5,874

Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	322,156	$10.35	5,874

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Certain Relationships and Related Party Transactions

Some of our directors and officers are customers of the Bank, and have had and expect to have loan transactions with the Bank in the ordinary course of business. In addition, some of our directors and officers are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties. In the opinion of the board of directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features. The balance of loans to our directors, executive officers and their associates totaled $2,443,000 at June 30, 2006, or 15.87% of equity capital at that date. At June 30, we had commitments to extend credit to our directors, executive officers and their associates in the amount of $1,662,000.

Description of Our Capital Stock

Authorized and Outstanding Capital Stock. Our articles of incorporation authorize 10,000,000 shares of common stock, par value $4.00 (split adjusted to $2.14), of which 2,019,978 shares were issued and outstanding (excluding 307,180 shares of common stock issuable upon exercise of the outstanding stock options) within 60 days of October 20, 2006. Our board of directors may issue shares of our common stock from time to time for such consideration as the board may deem advisable without further shareholder approval, subject to the maximum authorized common stock provided in our articles of incorporation. Our common stock is nonwithdrawable capital, is not an insurable account and is not insured by the FDIC. No class of stock other than common stock is authorized by our articles of incorporation.

Dividend Rights. We may pay dividends as declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to certain restrictions imposed by federal and state laws. See “Supervision and Regulation — Payment of Dividends” (page 41). The holders of common stock are entitled to receive and share pro rata in any dividends as may be declared by the board of directors.

Voting Rights. In all elections of directors, each shareholder has the right to cast one vote for each share of common stock owned by him or her and is entitled to vote for as many persons as there are directors to be elected. Our shareholders do not have cumulative voting rights. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder shall be entitled to one vote for each share of common stock owned by him or her and entitled to vote.

Preemptive Rights. Holders of our common stock have no preemptive rights.

Calls and Assessments. All common stock outstanding is fully paid and nonassessable.

Transfer Agent. StockTrans, Inc. serves as our transfer agent.

Provisions That May Affect Change of Control. Our articles of incorporation and bylaws do not contain any provisions regarding changes of control, except that a) we have a staggered board of directors; and b) directors may be removed by the shareholders only for cause. Articles 14 and 14.1 of the Virginia Stock Corporation Act, however, contain provisions regarding affiliated transactions and control share acquisitions. Both the affiliated transactions statute and the control share acquisitions statute apply to Virginia corporations with more than 300 shareholders. As of October 20, 2006, we had approximately 2,700 shareholders of record.

These provisions could have an anti-takeover effect, thereby reducing the control premium that might otherwise be reflected in the value of our common stock. Although Virginia corporations are permitted to opt out of these provisions, we have not done so. Below is a summary of the key provisions of these Articles. You should read the actual provisions of the Virginia Stock Corporation Act for a complete understanding of the restrictions that these provisions place on affiliated transactions and control share acquisitions.

Affiliated Transactions Statute. Article 14 of the Virginia Stock Corporation Act governs “affiliated transactions,” or transactions between a Virginia corporation and an “interested shareholder.” “Interested shareholders” are holders of more than 10% of any class of a corporation’s outstanding voting shares. Subject to certain exceptions discussed below, the affiliated transactions statute requires that, for three years following the date upon which any shareholder becomes an interested shareholder, any affiliated transaction must be approved by the affirmative vote of holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the interested shareholder, and by a majority (but not less than two) of the “disinterested directors.” The affiliated transactions statute defines a disinterested director as a member of a corporation’s board of directors who either (i) was a member before the later of January 1, 1988 or the date on which an interested shareholder became an interested shareholder or (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the corporation’s board of directors. At the expiration of the three year period after a shareholder becomes an interested shareholder, these provisions require that any affiliated transaction be approved by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the interested shareholder.

The principal exceptions to the special voting requirement apply to affiliated transactions occurring after the three year period has expired and require either that the affiliated transaction be approved by a majority of the corporation’s disinterested directors or that the transaction satisfy specific statutory fair price requirements. In general, the fair price requirements provide that the shareholders must receive for their shares the higher of: a) the highest per share price paid by the interested shareholder for his or its shares during the two year period prior to becoming an interested shareholder, or b) the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed affiliated transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested shareholder, unless approved by a majority of the disinterested directors.

Control Share Acquisitions Statute. With specific enumerated exceptions, Article 14.1 of the Virginia Stock Corporation Act applies to acquisitions of shares of a corporation which would result in an acquiring person’s ownership of the corporation’s shares entitled to be voted in the election of directors falling within any one of the following ranges: 20% to 33 1/3%, 33 1/3% to 50% or 50% or more. Shares that are the subject of a control share acquisition will not be entitled to voting rights unless the holders of a majority of the “disinterested shares” vote at an annual or special meeting of shareholders of the corporation to accord the control shares with voting rights. Disinterested shares are those outstanding shares entitled to be voted that are not owned by the acquiring person or by officers and inside directors of the target company. Under specific circumstances, the control share acquisitions statute permits an acquiring person to call a special shareholders’ meeting for the purpose of considering granting voting rights to the holders of the control shares. As a condition to having this matter considered at either an annual or special meeting, the acquiring person must provide shareholders with detailed disclosures about his or its identity, the method and financing of the control share acquisition and any plans to engage in specific transactions with, or to make fundamental changes to, the corporation, its management or business. Under specific circumstances, the control share acquisitions statute grants dissenters’ rights to shareholders who vote against granting voting rights to the control shares. Among the acquisitions specifically excluded from the control share acquisitions statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation’s shareholders under other provisions of the Virginia Stock Corporation Act.

Staggered Board of Directors. According to our bylaws, our board of directors must have a minimum of five members and a maximum of 25 members. Our board consists of three classes, with the term of office of one class expiring each year. According to our articles of incorporation and bylaws, a director may be removed only for cause by the affirmative vote by a majority of the votes entitled to be cast at an election of directors.

Limitations on Liability of Officers and Directors. As permitted by the Virginia Stock Corporation Act, our articles of incorporation contain provisions that indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that the Virginia Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of us or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, our articles of incorporation and bylaws provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. We have limited our exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in our articles of incorporation and bylaws are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stock Option Plan

Financial has adopted the “Bank of the James Financial Group, Inc. Stock Option Plan” (which we refer to as the “Stock Option Plan”). Under the Stock Option Plan, our board of directors is authorized to issue to our employees and those of the Bank and Financial Group stock options for up to 401,250 shares of our common stock. The Stock Option Plan is intended to provide long-term incentives and rewards to employees who have contributed and will continue to contribute to the success of the enterprise. Non-employee directors are not eligible to receive awards under the Stock Option Plan.

The option prices are determined by the board of directors, or a committee thereof, but option prices may not be less than 100% of the fair market value of the common stock on the date the option is granted. All options may be exercised at times and in amounts as may be determined at the time of the granting of the options by the board of directors, or a committee thereof; provided, however, that no options may be exercised later than ten years after the date upon which they were granted.

Subject to certain restrictions, options may be exercised after the retirement, resignation, or termination of the option holder’s employment or service with us or our subsidiaries, but only to the extent that they had become exercisable at the time of the termination. Any unexercised options shall become immediately exercisable in the event of an option holder’s death, disability, or retirement. Upon termination for any other reason, any unexercised options shall expire. Under certain circumstances involving change of control of our company, the board of directors may accelerate the exercise and termination of the option. No awards can be made under the Stock Option Plan after October, 2009. Currently there are 307,180 options outstanding under the Stock Option Plan.

Plan of Distribution

Pricing of this Offering

The offering price for the shares of our common stock has been determined by our board of directors and management in consultation with FinPro, Inc. The factors considered in determining the public offering price include:

•	prevailing market conditions;

•	our results of operations and financial condition;

•	financial and operating information and market valuations with respect to other companies that we believe to be comparable to us;

•	the present state of our business; and

•	our future prospects.

FinPro, Inc. has advised us that it will provide us with an opinion that the offering price is fair both to existing shareholders and to those who purchase shares pursuant to this offering.

It is possible that the market price of our common stock after this offering may be less than the public offering price.

Marketing of Offering

Financial’s directors, officers, and consultants, including Robert R. Chapman III, our president, will market the shares on a best efforts basis. None of our officers, directors, or consultants will receive any commissions or other form of compensation for marketing the shares. We believe that each of our directors, officers, and consultants qualify as a non-broker under the safe harbor provisions of Rule 3a4-1 under the Exchange Act.

Terms of the Offering

During the term of the offering, we will receive subscriptions from persons who are our shareholders as of October 1, 2006 (our “existing shareholders”), as well as persons who are not shareholders on that date (“non-shareholders”). We will hold funds received from subscribers in a separate account at the Bank through the conclusion of the offering. Promptly after the offering closes, we will determine which subscriptions will be accepted. If we reject a subscription in whole or in part, the rejected amount of the subscription funds tendered, without interest, will be returned promptly to the subscriber. After we have accepted a subscription, funds for the accepted amount will be available for our immediate use. We will not issue fractional shares, but instead we will round each accepted subscription to the nearest whole share (fractions greater than or equal to .5 shares will be rounded up).

If at the conclusion of the offering, we have received subscriptions for more than 280,000 shares, we plan to accept subscriptions as follows:

•	First, WE INTEND TO ACCEPT ALL SUBSCRIPTIONS FROM EXISTING SHAREHOLDERS PRIOR TO ACCEPTING SUBSCRIPTIONS FROM NON-SHAREHOLDERS. If existing shareholders have oversubscribed to the amount of shares offered, we will reduce each existing shareholder’s subscription by the percentage by which the offering is oversubscribed. For example, if existing shareholders oversubscribe the offering by 10%, we will reduce the amount of each existing shareholder’s subscription that we accept by 10% (and we will not be able to accept the subscriptions of any non-shareholders).

•	Second, ONLY IF SHARES REMAIN AVAILABLE AFTER ACCEPTING THE SUBSCRIPTIONS OF EXISTING SHAREHOLDERS, we plan to accept subscriptions from non-shareholders. If these non-shareholders have oversubscribed to the amount of shares available to them, we will reduce each non-shareholder’s subscription by the percentage by which the non-shareholders have oversubscribed to the shares available to them. For example, if non-shareholders are oversubscribed by 10%, we will reduce the amount of each non-shareholder’s subscription that we accept by 10%.

No person may purchase a number of shares that would, following such purchase, result in that person owning more than 4.99% of our outstanding common stock. In addition, because we intend to minimize the cost of complying with the securities laws of states other than Virginia, we do not presently intend to offer and sell the common stock in any state other than Virginia. Therefore, we, in our sole discretion, will determine whether we will take the steps necessary to offer and sell our shares in any state other than Virginia. We will accept subscriptions only from persons (including existing shareholders) residing in states in which the offers and sales comply with securities laws of such states.

All of our current directors and executive officers are existing shareholders. Accordingly, each of them is entitled to purchase shares in this offering on the same priority basis as all other existing shareholders. Our directors and executive officers have indicated that they will purchase approximately 56,000 to 58,000 shares of common stock.

This offering will terminate at 5:00 p.m. Lynchburg, Virginia time on December 1, 2006. Financial, in its sole and absolute discretion, reserves the right to terminate or extend this offering. We may accept or reject subscriptions, in whole or in part, for any reason. Once a subscription has been accepted, it cannot be withdrawn by the investor.

Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Validity of Securities

Edmunds & Williams, a Professional Corporation, Lynchburg, Virginia has passed upon the validity of the common stock offered hereby on our behalf.

Experts

The consolidated financial statements as of December 31, 2005 and 2004 and for each of the two years in the two year period ended December 31, 2005, included in this prospectus and the related registration statement have been audited by Cherry, Bekaert & Holland, LLP (“CBH”), independent registered public accounting firm, as set forth in their reports thereon and are included in reliance upon their reports given upon the authority of such firm Cherry, Bekaert & Holland, LLP as experts in accounting and auditing.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

On November 2, 2005 the Registrant approved the dismissal of CBH as its independent accountants and approved the appointment of Yount, Hyde & Barbour, P.C. (“Yount, Hyde”) as the Registrant’s new independent accountants. The determination followed the Registrant’s decision to seek proposals from independent accountants to audit the Registrant’s financial statements for the fiscal year ending on December 31, 2006. The decision not to renew the engagement of CBH and to retain Yount, Hyde was approved by the Audit Committee of the Registrant’s Board of Directors under the authority granted by the Audit Committee Charter adopted by the Registrant’s Board of Directors.

CBH served as the independent accountant for all periods ending on or before December 31, 2005. Yount, Hyde will serve as the independent accountant for periods beginning on or after January 1, 2006.

In connection with the audits of each of the two fiscal years end December 31, 2005 and 2004, there were no disagreements with CBH on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of CBH on the consolidated financial statements of the Registrant and subsidiaries as of and for the years ended December 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

We requested that CBH furnished us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter was filed as Exhibit 16 to our Form 8-K Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 filed on November 23, 2005.

Where You Can Find More Information About Us

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed herewith. For further information with respect to us and the shares common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed herewith may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference rooms and on the SEC’s website.

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statement of Operations

(dollar amounts in thousands, except per share amounts) (unaudited)

	(unaudited)	(audited)	(unaudited)
	6/30/2006	12/31/2005	6/30/2005
Assets
Cash and due from banks	$5,744	$4,993	$4,412
Federal funds sold	3,673	4,243	—

Total cash and cash equivalents	9,417	9,236	4,412

Securities held-to-maturity	8,496	7,499	8,508
Securities available-for-sale	15,786	16,420	14,088
Loans, net	161,949	155,480	151,115
Premises and equipment, net	5,411	4,896	4,616
Community Banker’s Bank stock	56	56	56
Federal Reserve Bank stock	351	351	281
Federal Home Loan Bank stock	392	342	342
Interest receivable	1,093	1,076	948
Deferred tax asset	516	219	122
Other assets	812	277	1,019

Total Assets	$204,279	$195,852	$185,507

Liabilities and stockholders’ equity
Deposits
Noninterest bearing demand	$26,401	$26,186	$24,056
NOW, money market and savings	53,933	51,713	63,161
Time	101,093	96,057	79,135

Total deposits	181,427	173,956	166,352

Federal funds purchased			425

Income taxes payable	49	60	3
Interest payable	184	148	115
Repurchase agreements	7,177	6,957	4,723
Other liabilities	44	55	24

Total liabilities	$188,881	$181,176	$171,642

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 2,013,265 shares as of June 30, 2006, 2,001,309 shares as of December 31, 2005, and 2,000,585 shares as of June 30, 2005	4,308	4,269	4,267
Additional paid-in-capital	7,655	7,424	7,419
Accumulated other comprehensive income	(472)	(241)	(21)
Retained earnings	3,907	3,224	2,200

Total stockholders’ equity	$15,398	$14,676	$13,865

Total liabilities and stockholders’ equity	$204,279	$195,852	$185,507

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statement of Operations

(dollar amounts in thousands, except per share amounts) (unaudited)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Interest Income
Loans	$3,199	$2,624	$6,250	$5,070
Federal Funds Sold	38	12	45	26
Securities
US Government and agency obligations	261	242	512	436
Other	49	33	82	49

Total interest income	3,547	2,911	6,889	5,581

Interest Expense
Federal Funds Purchased	—	5	14	10
Reverse Repurchase Agreements	42	18	76	26
Deposits
NOW, money market savings	310	283	537	565
Time Deposits	968	583	1,901	1,049

Total interest expense	1,320	889	2,528	1,650

Net interest income	2,227	2,022	4,361	3,931
Provision for loan losses	87	199	305	374

Net interest income after provision for loan losses	2,140	1,823	4,056	3,557

Other operating income
Service charges, fees, commissions	539	554	988	1,010
Gain on sale of securities	—	1	—	6

Total other operating income	539	555	988	1,016
Other operating expenses
Salaries and employee benefits	1,014	820	1,925	1,612
Occupancy	162	125	305	250
Equipment	212	195	407	382
Supplies	77	65	147	138
Outside expenses	280	225	514	440
Marketing	92	88	169	146
Credit expense	50	57	92	106
Other	131	123	272	262
Sarbanes-Oxley Compliance	—	37	—	75

Total other operating expenses	2,018	1,735	3,831	3,411

Income before income taxes	661	643	1,213	1,162
Income tax (expense)	(233)	(219)	(429)	(395)

Net Income	$428	$424	$784	$767

Income per common share - basic	$0.21	$0.21	$0.39	$0.39

Income per common share - diluted	$0.20	$0.20	$0.36	$0.37

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Six months ended June 30, 2006 and 2005

(dollar amount in thousands, except per share amounts) (unaudited)

	6/30/2006	6/30/2005
Cash flows from operating activities
Net Income	$784	$767
Adjustments to reconcile net income to net cash provided by operating activities

Depreciation	$304	$306
Net amortization and accretion of premiums and discounts on securities	34	46
Gain on sale of available-for- sale securities	—	(2)
Gain on call of held-to- maturity securities	—	(5)
Provision for loan losses	305	374
(Increase) decrease in interest receivable	(17)	35
(Increase) decrease in other assets	(713)	(503)
Increase (decrease) in income taxes payable	(12)	3
Increase (decrease) in interest payable	36	50
Increase (decrease) in other liabilities	(11)	(58)

Net cash provided by operating activities	$710	$1,013

Cash flows from investing activities
Purchases of securities held-to- maturity	$(1,000)	$(4,010)
Proceeds from maturities and calls of securities held-to- maturity	—	4,500
Purchases of securities available-for- sale	—	(8,968)
Proceeds from maturities and calls of securities available-for- sale	253	4,709
Proceeds from sale of securities available-for- sale	—	1,032
Purchases of Federal Home Loan Bank stock	(50)	(52)
Origination of loans, net of principal collected	(6,812)	(11,227)
Recoveries on loans charged off	38	10
Purchases of premises and equipment	(819)	(303)

Net cash used in investing activities	$(8,390)	$(14,309)

Cash flows from financing activities
Net increase in deposits	$7,471	$12,518
Net increase (decrease) in federal funds purchased	—	(574)
Net increase in repurchase agreements	220	1,464
Stock compensation expense	51	—
Proceeds from exercise of stock options	119	320

Net cash provided by financing activities	$7,861	$13,728

Increase (decrease) in cash and cash equivalents	181	432

Cash and cash equivalents at beginning of period	$9,236	$3,980

Cash and cash equivalents at end of period	$417	$4,412

Non cash transactions
Additions to other real estate owned	$560	$182

Cash transactions
Cash paid for interest	$564	$1,700
Cash paid for taxes	375	395

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Six months ended June 30, 2006 and 2005

(dollar amount in thousands, except per share amounts) (unaudited)

Note 1 – Basis of Presentation

The unaudited consolidated financial statements have been prepared by Bank of the James Financial Group, Inc. (“Financial”) pursuant to the rules and regulations of the Securities and Exchange Commission. In management’s opinion the accompanying financial statements, which unless otherwise noted are unaudited, reflect all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the financial information as of and for the three and six months period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America. Additional information concerning the organization and business of Financial, accounting policies followed, and other related information are contained in Financial’s Annual Report on Form 10-KSB for the year ended December 31, 2005. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 2005 included in Financial’s Annual Report on Form 10-KSB. Results for the three month period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

Financial’s critical accounting policy relates to the evaluation of the allowance for loan loss which is based on management’s opinion of an amount that is adequate to absorb loss in the Bank’s existing portfolio. The allowance for loan loss is established through a provision for loan loss based on available information including the composition of the loan portfolio, historical loan loss (to the extent available due to limited history), specific impaired loans, availability and quality of collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of the Bank’s allowance for loan loss could result in material changes in Financial’s financial condition and results of operations. The Bank’s policies with respect to the methodology for determining the allowance for loan loss involve a higher degree of complexity and require management to make subjective judgments that often require assumptions or estimates about uncertain matters. These critical policies and their assumptions are periodically reviewed with the Board of Directors.

Note 2 – Use of Estimates

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Note 3 – Earnings Per Share

For the quarters ended June 30, 2006 and 2005, basic earnings per share has been computed based upon the weighted average common shares outstanding of 2,002,993 and 1,948,880, respectively. All earnings per share amounts have been adjusted to reflect the 25% stock dividend paid by Financial in March 2006 as well as all prior stock dividends.

Bank of the James Financial Group, Inc. and Subsidiaries

June 30, 2006 and 2005

Notes to Unaudited Consolidated Financial Statements

Currently, only the option shares granted to certain officers and other employees of Financial pursuant to the Amended and Restated Stock Option Plan of Financial are considered dilutive under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” The following is a summary of the earnings per share calculation for the three and six months ended June 30, 2006 and 2005.

	Three months ended		Year to date
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$428,000	$424,000	$784,000	$767,000

Weight average number of shares	2,009,790	2,000,585	2,006,410	1,974,875
Options affect of incremental shares	150,461	99,720	141,562	101,958

Weighted average diluted shares	2,160,250	2,100,305	2,147,972	2,076,833

Basic EPS (weighted avg shares)	$0.21	$0.21	$0.39	$0.39

Diluted EPS (Including Option Shares)	$0.20	$0.20	$0.36	$0.37

Note 4 - Stock Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment” (SFAS 123R). SFAS 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options and restricted stock, based on the fair value of those awards at the date of grant and eliminates the choice to account for employee stock options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective method and as such, results for prior periods have not been restated. Prior to January 1, 2006, no compensation expense was recognized by the Company for stock option grants as all such grants had an exercise price not less than fair market value on the date of grant. The Company has not issued any restricted stock.

As a result of adopting SFAS 123R on January 1, 2006, the amount of stock-based compensation included within the non-interest expense category for the six months ended June 30, 2006 is $51,000 which impacted basic and diluted earnings per share by $0.025 for the six months ended June 30, 2006.

Bank of the James Financial Group, Inc. and Subsidiaries

June 30, 2006 and 2005

Notes to Unaudited Consolidated Financial Statements

The following illustrates the effect on net income and earnings per share if the Company had applied the fair value method of Statement of Financial Accounting Standards (SFAS) No, 123, “Accounting for Stock-Based Compensation (SFAS 123), prior to January 1, 2006:

Six months Ended June 30, 2005
Net Income:
As reported	$767

Deduct: total stock-based compensation cost determined under the fair value method, net of tax	68

Pro forma	$699

Basic earnings per share:
As reported	$0.39
Pro forma	$0.35
Diluted earnings per share:
As reported	$0.37
Pro forma	$0.33

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the six month period ended June 30, 2005: dividend yield of 0%, expected volatility of 10%, a risk-free interest rate of 4.08%, and expected lives of 7 years.

During 2006, the Company took into consideration guidance under SFAS 123R and SEC Staff Accounting Bulletin No. 107 (SAB 107) when reviewing and updating assumptions.

Stock option plan activity for the six months ended June 30, 2006 is summarized below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Value of Unexercised In-The- Money Options
Options outstanding, January 1, 2006	325,051	$10.35
Granted	2,300	19.83
Exercised	(11,770)	10.08
Forfeited	(1,563)	14.08

Options outstanding, June 30, 2006	314,018	10.40	6.86	$3,173,050

Options exercisable, June 30, 2006	287,535	$10.06	6.70	$3,000,495

The total approximate value of in-the-money options exercised during the first six months ended June 30, 2006 was $123,000. As of June 30, 2006 there was approximately $62,000 of total unrecognized compensation expense related to non vested option awards which will be recognized over the remaining service period.

Bank of the James Financial Group, Inc. and Subsidiaries

June 30, 2006 and 2005

Notes to Unaudited Consolidated Financial Statements

Note 5 – Recent Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets an amendment of FASB Statement 140” (Statement 156). Statement 156 amends Statement 140 with respect to separately recognized servicing assets and liabilities. Statement 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract and requires all servicing assets and liabilities to be initially measured at fair value, if practicable. Statement 156 also permits entities to subsequently measure servicing assets and liabilities using an amortization method or fair value measurement method. Under the amortization method, servicing assets and liabilities are amortized in proportion to and over the estimated period of servicing. Under the fair value measurement method, servicing assets are measured at fair value at each reporting date and changes in fair value are reported in net income for the period the change occurs.

Adoption of Statement 156 is required as of the beginning of fiscal years beginning subsequent to September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements.

The Company does not expect the adoption of Statement 156 at the beginning of 2007 to have a material impact.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Bank of the James Financial Group, Inc.

Lynchburg, Virginia

We have audited the accompanying consolidated balance sheets of Bank of the James Financial Group, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank of the James Financial Group, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina

February 28, 2006

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	December 31,
	2005	2004
Assets

Cash and due from banks	$4,993	$3,980
Federal funds sold	4,243	—

Total cash and cash equivalents	9,236	3,980

Securities held-to-maturity (fair value of $7,367 and $9,046 in 2005 and 2004)	7,499	8,999
Securities available-for-sale, at fair value	16,420	10,912
Loans, net	155,480	140,272
Premises and equipment, net	4,896	4,641
Community Banker’s Bank stock, at cost	56	56
Federal Reserve Bank stock, at cost	351	281
Federal Home Loan Bank stock, at cost	342	290
Interest receivable	1,076	983
Deferred tax asset	219	117
Other assets	277	494

Total Assets	$195,852	$171,025

Liabilities and Stockholders’ Equity

Deposits
Non-interest bearing demand	$26,186	$21,699
NOW, money market and savings	51,713	74,834
Time	96,057	57,301

Total deposits	173,956	153,834

Federal funds purchased	—	999

Income taxes payable	60	—
Interest payable	148	65
Repurchase agreements	6,957	3,259
Other liabilities	55	82

Total liabilities	181,176	158,239

Stockholders’ equity

Common stock $2.14 par value; authorized 10,000,000 shares, issued and outstanding 2,001,309 in 2005 and 1,935,824 in 2004	4,269	4,129
Additional paid-in-capital	7,424	7,237
Retained earnings	3,224	1,433
Accumulated other comprehensive gain (loss)	(241)	(13)

Total stockholders’ equity	14,676	12,786

Total liabilities and stockholders’ equity	$195,852	$171,025

See notes to the financial statements

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

	Years Ended December 31,
	2005	2004
Interest Income
Loans	$10,904	$8,490
Securities
US agency obligations	944	815
Mortgage backed	92	61
Dividends	30	25
Federal funds sold	58	42

Total interest income	12,028	9,433

Interest Expense
Deposits
NOW, money market and savings	1,074	889
Time Deposits	2,591	1,590
Federal funds purchased	28	5
Repurchase agreements	86	27

Total interest expense	3,779	2,511

Net interest income	8,249	6,922

Provision for loan losses	803	754

Net interest income after provision for loan losses	7,446	6,168

Other operating income
Mortgage fee income	1,265	1,062
Service charges and fees	589	588
Other	227	173
Gain on sale of securities	10	7

Total other operating income	2,091	1,830

Other operating expenses
Salaries and employee benefits	3,245	2,576
Occupancy	522	398
Equipment	779	734
Supplies	289	289
Professional, data processing and other outside expenses	843	824
Marketing	279	231
Credit expense	216	192
Other	561	524
Sarbanes-Oxley compliance	92	—

Total other operating expenses	6,826	5,768

Income before income taxes	2,711	2,230
Income tax expense	(920)	(758)

Net Income	$1,791	$1,472

Income per common share – basic	$0.90	$0.77

Income per common share – diluted	$0.86	$0.75

See notes to the financial statements

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME

(dollars in thousands)

	Total Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Gain (Loss)	Total
Balance at December 31, 2003	1,930,358	$4,118	$7,218	$(39)	$12	$11,309

Net income	—	—	—	1,472	—	1,472

Change in net unrealized gains on securities available-for-sale net of deferred tax benefit of $(19)	—	—	—	—	(36)	(36)

Reclassification adjustment for gains included in net income, net of income tax expense of $6	—	—	—	—	11	11

Comprehensive Income	—	—	—	—	—	1,447

Exercise of stock options	5,466	11	19	—	—	30

Balance at December 31, 2004	1,935,824	4,129	7,237	1,433	(13)	12,786

Net Income	—	—	—	1,791	—	1,791

Change in net unrealized losses on securities available-for-sale net of deferred tax benefit of $(124)	—	—	—	—	(242)	(242)

Reclassification adjustment for gains included in net income, net of income tax expense of $5	—	—	—	—	14	14

Comprehensive Income	—	—	—	—	—	1,563

Exercise of stock options	65,485	140	187	—	—	327

Balance at December 31, 2005	2,001,309	$4,269	$7,424	$3,224	$(241)	$14,676

See notes to the financial statements

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Years Ended December 31,
	2005	2004
Cash flows from operating activities
Net income	$1,791	$1,472
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	613	537
Net amortization and accretion of premiums and discounts on securities	90	236
Gain on sale of available-for-sale securities	(5)	(7)
Gain on call of held-to-maturity securities	(5)	—
Provision for loan losses	803	754
Provision for deferred income taxes	16	138
Decrease in interest receivable	(93)	(254)
(Increase) decrease in other assets	239	(380)
Increase (decrease) in income taxes payable	61	(38)
Increase (decrease) in interest payable	83	(16)
Decrease in other liabilities	(27)	(15)

Net cash provided by operating activities	3,566	2,427

Cash flows from investing activities
Purchases of securities held-to-maturity	(4,010)	(5,537)
Proceeds from maturities and calls of securities held-to-maturity	5,500	4,500
Purchases of securities available-for-sale	(15,320)	(10,231)
Proceeds from maturities and calls of securities available-for-sale	6,099	2,498
Proceeds from sale of securities available-for-sale	3,297	3,548
Purchases of Federal Home Loan Bank stock	(52)	(110)
Purchases of Federal Reserve Bank stock	(70)	—
Origination of loans, net of principal collected	(16,052)	(26,525)
Recoveries on loans charged off	40	103
Purchases of premises and equipment	(890)	(1,546)

Net cash used in investing activities	(21,458)	(33,300)

Cash flows from financing activities
Net increase in deposits	20,122	20,348
Net increase (decrease) in federal funds purchased	(999)	999
Net increase in repurchase agreements	3,698	3,259
Proceeds from exercise of stock options	327	30

Net cash provided by financing activities	23,148	24,636

Increase (decrease) in cash and cash equivalents	5,256	(6,237)

Cash and cash equivalents at beginning of period	3,980	10,217

Cash and cash equivalents at end of period	$9,236	$3,980

See notes to the financial statements

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 1 – Organization

Bank of the James Financial Group, Inc. (“Financial”), a Virginia corporation, was organized in 2003 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Financial is headquartered in Lynchburg, Virginia. Financial conducts all of its business activities through the branch offices of its wholly-owned subsidiary bank, Bank of the James (the “Bank”). Financial exists primarily for the purpose of holding the stock of its subsidiary, the Bank, and of such other subsidiaries as it may acquire or establish.

Bank of the James was incorporated on October 23, 1998, and began banking operations on July 22, 1999. The Bank is a Virginia chartered bank and is engaged in lending and deposit gathering activities in Region 2000, which includes the counties of Amherst, Appomattox, Bedford and Campbell and the cities of Bedford and Lynchburg, Virginia. It operates under the laws of Virginia and the Rules and Regulations of the Federal Reserve System and the Federal Deposit Insurance Corporation. The Bank’s five locations consist of three in Lynchburg, Virginia, one in Forest, Virginia which includes the Mortgage Division, and one in Madison Heights, Virginia.

Note 2 - Summary of significant accounting policies

The following is a description of the significant accounting and reporting policies the Bank follows in preparing and presenting its financial statements.

Consolidation

The consolidated financial statements include the accounts of Bank of the James Financial Group, Inc. and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated.

Basis of presentation and use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, amounts due from banks (with original maturities of three months or less) and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

The Bank classifies its securities in three categories: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost; amortization of premiums and accretion of discounts are adjusted on a basis which approximates the level yield method; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from net income and reported in a separate component of stockholders’ equity, net of applicable deferred taxes.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 2 - Summary of significant accounting policies (continued)

The Bank does not engage in trading securities. Gains or losses on disposition of securities are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method. Interest income and dividends on securities are recognized as revenue when earned.

A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security.

Required Investments

As members of the Federal Reserve Bank (FRB) and the Federal Home Loan Bank of Atlanta (FHLB), the Bank is required to maintain certain minimum investments in the common stock of the FRB and FHLB, which are carried at cost. Required levels of investment are based upon the Bank’s capital and a percentage of qualifying assets.

Loans

Loans are carried at their principal amount outstanding. Interest income is recorded as earned on an accrual basis.

The Bank uses the allowance method in providing for possible loan losses. The provision for loan loss is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risk of loss in the loan portfolio. In determining the provision amount, management gives consideration to current and anticipated economic conditions, the growth and composition of the loan portfolio, an analysis of impaired loans, the relationship of the allowance for loan losses to outstanding loans, and other factors. Management believes that the allowance for loan losses is adequate. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

Interest related to non-accrual loans is recognized on the cash basis. Loans are generally placed on non-accrual status when the collection of principal and interest is 90 days or more past due.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Management considers loans to be impaired when based on current information and events, it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors that influence management’s judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources for identification of loans to be evaluated for impairment include past due and non-accrual reports, internally generated lists of certain risk grades, and regulatory reports of examination. Impaired loans are measured

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 2 - Summary of significant accounting policies (continued)

using either the discounted expected cash flow method or the value of collateral method. When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.

Loan origination and commitment fees and certain related direct costs

Loan origination and commitment fees and certain direct loan origination costs charged by the Bank are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Bank is amortizing these net amounts over the contractual life of the related loans or, in the case of demand loans, over the estimated life. Net fees related to standby letters of credit are recognized over the commitment period.

Property, equipment and depreciation

Property and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are amortized over a term which includes the remaining lease term and probable renewal periods. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to operating expenses as incurred.

Foreclosed properties

Foreclosed properties consist of properties acquired through foreclosure or deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value less estimated costs to sell. Losses from the acquisition of property in full or partial satisfaction of loans are charged against the allowance for loan losses. Subsequent write-downs, if any, are charged against expense. Gains and losses on the sales of foreclosed properties are included in determining net income in the year of the sale.

Income taxes

The Bank computes its income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income.

Stock Options

In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – An Amendment of FASB Statement No. 123, Financial has adopted the disclosure-only option and elected to apply the provisions of APB No. 25 for financial statement purposes. No stock-based employee compensation cost is reflected in net income for these plans.

Reclassification

Certain 2004 amounts have been reclassified to conform to the 2005 presentation.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 2 - Summary of significant accounting policies (continued)

Pro forma information regarding net income and earnings per share have been determined as if Financial had accounted for its employee stock options using the fair value method, and is presented below.

	Years Ended December 31,
	2005	2004
Net income:
As reported	$1,791	$1,472
Deduct: total stock-based compensation cost determined under the fair value method, net of tax	(519)	(105)

Pro forma	$1,272	$1,367

Basic earnings per share:
As reported	$0.90	$0.77
Pro forma	$0.64	$0.71
Diluted earnings per share:
As reported	$0.86	$0.75
Pro forma	$0.61	$0.70

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the year ended December 31, 2005; dividend yield of 0%, expected volatility of 40%, a risk-free interest rate of 4.47%, and expected lives of 7 years and for the year ended December 31, 2004; dividend yield of 0%, expected volatility of 10%, a risk-free interest rate of 4.08%, and expected lives of 7 years

Comprehensive income

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130) establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 was issued to address concerns over the practice of reporting elements of comprehensive income directly in equity.

The Bank is required to classify items of other comprehensive income (such as net unrealized gains (losses) on securities available-for-sale) by their nature in a financial statement and present the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. It does not require per share amounts of comprehensive income to be disclosed.

In accordance with the provisions of the SFAS 130, the Bank has included in the accompanying financial statements, comprehensive income resulting from such activities. Comprehensive income consists of the net income or loss and net unrealized income or losses on securities available-for-sale. These amounts are reported net of the income tax benefit less any related allowance for realization. Also, accumulated other comprehensive income is included as a separate disclosure within the statements of changes in stockholders’ equity in the accompanying financial statements.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 2 - Summary of significant accounting policies (continued)

Marketing

The Bank expenses advertising costs as incurred.

Note 3 - Restrictions on cash

To comply with Federal Reserve regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirements were approximately $788 and $1,020 for the weeks including December 31, 2005 and 2004, respectively.

Note 4 - Securities

A summary of the amortized cost and carrying value of securities follows:

	December 31, 2005
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Held-to- Maturity
U.S. agency obligations	$7,499	$9	$(141)	$7,367

Available-for-sale
U.S. agency obligations	$14,039	$—	$(303)	$13,736
Mortgage-backed securities	2,746	2	(64)	2,684

	$16,785	$2	$(367)	$16,420

	December 31, 2004
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Held-to- Maturity
U.S. agency obligations	$8,999	$80	$(33)	$9,046

Available-for-sale
U.S. agency obligations	$9,636	$7	$(4)	$9,639
Mortgage-backed securities	1,295	6	(28)	1,273

	$10,931	$13	$(32)	$10,912

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 4 – Securities (continued)

The following tables show the gross unrealized losses and fair value of the Bank’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and December 31, 2004:

	December 31, 2005
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of securities
U.S. agency obligations	$16,123	$336	$3,971	$108	$20,094	$444
Mortgage-backed securities	1,724	33	647	31	2,371	64

Total temporarily impaired securities	$17,847	$369	$4,618	$139	$22,465	$508

	December 31, 2004
	Less than 12 months		More than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of securities
U.S. agency obligations	$4,130	$18	$974	$19	$5,104	$37
Mortgage-backed securities	—	—	808	28	808	28

Total temporarily impaired securities	$4,130	$18	$1,782	$47	$5,912	$65

At December 31, 2005, the Company does not consider the unrealized losses other-than-temporary losses due to the nature of the securities involved. The securities, which consist of six bonds, are S&P rated AAA and indirectly backed by the US Government. For these reasons, management believes the default risk to be minimal. The $22,465 in securities in which there is an unrealized loss of $508 include unrealized losses ranging from $6 to $43 or from 1.21% to 4.57% of the original cost of the investment.

At December 31, 2004, the Company does not consider the unrealized losses other-than-temporary losses due to the nature of the securities involved. The securities, which consist of six bonds, are S&P rated AAA and indirectly backed by the US Government. For these reasons, management believes the default risk to be minimal. The $5,912 in securities in which there is an unrealized loss of $65 include unrealized losses ranging from $1 to $28 or from 0.09% to 3.33% of the original cost of the investment.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 4 – Securities (continued)

The amortized costs and fair values of securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held-to- Maturity		Available-for-Sale
	Amortized Cost	Fair Values	Amortized Cost	Fair Values
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	2,000	1,956	6,461	6,321
Due after five years through ten years	1,006	994	5,224	5,113
Due after ten years	4,493	4,417	5,100	4,986

	$7,499	$7,367	$16,785	$16,420

The Bank sold $3.297 of securities available-for- sale in 2005 with realized gains totaling $10. The Bank sold $3,548 of securities available-for-sale in 2004 with realized gains on the sales totaling $7.

The amortized costs of securities pledged to collateralize public deposits were approximately $11,533 and $5,500 (fair value of $11,305 and $5,512) at December 31, 2005 and 2004, respectively.

Note 5 - Loans and allowance for loan losses

A summary of loans, net is as follows:

	December 31
	2005	2004
Real estate – residential	$105,361	$85,466
Commercial loans	30,853	35,163
Installment and other	21,043	21,062

Total loans	157,257	141,691

Less allowance for loan losses	1,777	1,419

Net loans	$155,480	$140,272

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 5 - Loans and allowance for loan losses (continued)

The activity in the allowance for loan losses for 2005 and 2004 is summarized as follows:

	2005	2004
Balance at beginning of period	$1,419	$1,451
Provision charged to operations	803	754
Loan charge-off	(485)	(889)
Loan recoveries	40	103

Balance at end of period	$1,777	$1,419

At December 31, 2005 and 2004, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement of Financial Accounting Standards No. 114, “Accounting for Creditors for Impairment of a Loan” (SFAS 114), totaled $261 and $380, respectively. The valuation allowance related to impaired loans on December 31, 2005 and 2004 is $58 and $34, respectively. At December 31, 2005 and 2004, the average investment of impaired loans was $286 and $538, respectively. The amount of interest income recorded by the Bank during 2005 and 2004 on impaired loans was approximately $5 and $6, respectively. There were no nonaccrual loans excluded from impaired loan disclosure at December 31, 2005 and December 31, 2004.

The Bank grants primarily commercial, real estate, and installment loans to customers throughout its market area, which consists primarily of Region 2000 which includes, the counties of Amherst, Appomattox, Bedford and Campbell and the cities of Bedford and Lynchburg, Virginia. The real estate portfolio can be affected by the condition of the local real estate market. The commercial and installment loan portfolio can be affected by the local economic conditions.

The Bank’s officers, directors and their related interests have various types of loan relationships with the Bank. The total outstanding balances of these related party loans at December 31, 2005 and 2004 were $2,534 and $895, respectively. During 2005, new loans and advances amounted to $2,439 and repayments amounted to $356. Other changes amounted to $444 in 2005, which represent loans to a deceased director and a retired director. The terms and interest rates of these loans are similar to those for comparable loans with other borrowers of the Bank.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 6 – Premises and equipment

Property and equipment at December 31, 2005 and 2004 are summarized as follows:

	December 31
	2005	2004
Land	$542	$461
Building and improvements	2,526	2,179
Construction in progress	107	22
Furniture and equipment	2,956	2,772
Leasehold improvements	1,131	960

	7,262	6,394
Less accumulated depreciation	2,366	1,753

Net property and equipment	$4,896	$4,641

Note 7 - Deposits

A summary of deposit accounts is as follows:

	December 31
	2005	2004
Demand
Non-interest bearing	$26,186	$21,699
Interest bearing	19,109	21,497
Savings	32,604	53,337
Time, $100,000 or more	27,532	13,701
Other time	68,525	43,600

	$173,956	$153,834

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 7 – Deposits (continued)

At December 31, 2005, maturities of time deposits are scheduled as follows:

Year Ending	Amount
2006	$44,430
2007	19,113
2008	2,280
2009	7,533
2010 and thereafter	22,701

$96,057

The Bank held related party deposits of $3,892 and $1,892 at December 31, 2005 and 2004, respectively.

Note 8 – Other borrowings

Short-term borrowings consist of the following at December 31, 2005 and 2004:

	2005	2004
Securities sold under agreements to repurchase	$6,957	$3,259
Federal funds purchased	—	999

Total	$6,957	$4,258

Weighted interest rate	2.04%	1.20%

Short-term borrowings consist of securities sold under agreements to repurchase, which are secured transactions with customers and generally mature the day following the date sold. Short-term borrowings may also include Federal funds purchased, which are unsecured overnight borrowings from other financial institutions.

Unsecured federal fund lines and their respective limits are maintained with the following institutions: Community Bankers’ Bank, $4,900; Suntrust Bank, $3,000; and Compass Bank, $2,250. In addition, the Bank maintains a $3,000 reverse repurchase agreement with Suntrust whereby securities may be pledged as collateral in exchange for funds for a minimum of 30 days with a maximum of 90 days.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 9 - Income taxes

Income tax expense attributable to income before income tax expense is summarized as follows:

	December 31,
	2005	2004
Current federal income tax expense	$1,131	$612
Deferred federal income tax expense (benefit)	(211)	146

Income tax provision	$920	$758

Income tax expense differed from amounts computed by applying the U.S. Federal income tax rate of 34% to income before income tax expense as a result of the following:

	2005	2004
Computed “expected” income tax provision	$920	$758
Increase in income tax expense resulting from non-deductible expenses	3	5
Effect of rate tiers	(3)	(5)

Income tax provision	$920	$758

The tax effects of temporary differences and the tax benefit from the net operating loss carryover result in deferred tax assets and liabilities as presented below:

	2005	2004
Deferred tax assets
Allowance for loan losses	$195	$309
Unrealized loss on available-for-sale securities	124	6

Gross deferred tax assets	319	315

Deferred tax liability
Depreciation	100	198

Gross deferred tax liability	100	198

Net deferred tax asset	$219	$117

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 10 – Earnings per share

Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the entity.

The basic and diluted earnings per share calculations are as follows:

	2005	2004
Numerator:
Net income available to Shareholders	$1,791,000	$1,472,000

Denominator:
Weighted-average shares outstanding	2,077,517	1,959,857

Basic EPS weighted average shares outstanding	1,988,118	1,914,666
Effect of dilutive securities:
Incremental shares attributable to Stock Option Plan	89,399	45,191

Diluted EPS weighted-average shares outstanding	2,077,517	1,959,857

Basic earnings per share	$0.90	$0.77

Diluted earnings per share	$0.86	$0.75

Note 11 – Defined contribution benefit plan

The Bank adopted a 401(k) defined contribution plan on October 1, 2000, which is administered by the Virginia Bankers Association. Participants have the right to contribute up to a maximum of 19% of pretax annual compensation or the maximum allowed under Section 401(g) of the Internal Revenue Code, whichever is less. In 2005 and 2004 the Bank made a matching contribution to the plan in the amount of 50% and 100%, respectively, of the first 6% of the elective contributions made by the participants. The Bank’s expense for the plan totaled $63 and $51 for 2005 and 2004, respectively.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 12 – Stock option plan

On October 21, 1999, the Board of Directors adopted the “1999 Stock Option Plan” for officers and employees. During the period ended December 31, 1999, 46,800 options were granted at an option exercise price of $10 per share, the fair market price on the date of the grant. The options granted vest over a three-year period in installments, with the first vesting having occurred upon approval by the stockholders. During the year ended December 31, 2001, 17,700 shares were awarded at $11.25 per share, fair market price on the date of the grant. The options granted vest over a two-year period commencing in 2002. During the year ended December 31, 2002, 1,000 and 23,550 shares were awarded at $14.25 and $15.00 per share, fair market price on the date of grant. The options vest over a two year period. During the year ended December 31, 2003, 1,000, 2,000 and 31,550 shares were awarded at $14.75, $19.35 and $22.25 per share, fair market price on the date of grant. In January 2004, a 10% dividend was paid affecting the aforementioned grants retroactively. During the year ended December 31, 2004, 2,000 and 26,400 shares were awarded at $22.50 and $25.00 per share, fair market price on the date of grant. The options vest over a two year period. In January 2005, a 50% dividend was paid affecting the aforementioned grants retroactively. During the year ended December 31, 2005, 1,400 and 59,650 shares were awarded at $28.40 and $19.80 per share, fair market price on the date of grant. The options vest over a two year period. In January 2006, a 25% dividend was declared affecting the aforementioned grants retroactively. (See Note 20)

	Available- for- Grant	Options Granted/ Outstanding
Balance December 31, 2003	12,581	276,169
Authorized	112,500	—
Forfeited	8,663	(8,663)
Granted	(53,250)	53,250
Exercised	—	(5,466)

Balance December 31, 2004	80,494	315,290
Adjustment for dividend effect (rounding)	11	30
Authorized	—	—
Forfeited	1,984	(1,984)
Granted	(77,199)	77,199
Exercised	—	(65,485)

Balance December 31, 2005	5,290	325,050

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 12 – Stock option plan (continued)

The following summarized information concerning currently outstanding and exercisable options as adjusted for the 50% dividend paid in January 2005 and the 25% dividend declared in January 2006 (See Note 20):

Options Exercisable
Exercise Price	Options Granted/ Outstanding	Remaining Contractual Life	Number of Options Vested
$4.85	31,972	3.8	31,972
$4.85	2,063	4.3	2,063
$5.33	25,781	4.9	25,781
$5.45	32,901	6.0	32,901
$7.27	42,494	7.0	42,494
$9.39	4,125	7.8	4,125
$10.79	56,933	8.0	56,933
$12.00	3,750	8.3	1,875
$13.33	47,833	8.9	23,931
$15.15	2,625	9.1	—
$16.00	74,574	10.0	74,574

	325,051		296,649

Note 13 – Stockholders’ equity

The Bank is subject to certain legal and regulatory restrictions on the amount of cash dividends it may declare.

On January 13, 2005, the Board of Directors of the Bank of the James Financial Group, Inc. declared a 50% stock split effected in the form of a dividend to its shareholders of record as of February 4, 2005. The dividend was paid on March 4, 2005 and increased the outstanding shares of common stock from 1,033,979 to 1,550,968. All per share amounts have been retroactively adjusted to reflect this dividend.

Note 14 – Supplemental cash flow and non-cash investing and financing activity information

The Bank paid $3,696 and $2,527 for interest for the years ended December 31, 2005 and 2004, respectively.

The Bank paid $865 and $834 for income taxes for the years ended December 31, 2005 and 2004, respectively.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 15 - Regulatory matters (all amounts in thousands)

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2005 that the Bank meets all capital adequacy requirements to which it is subject. The Bank’s actual regulatory capital amounts and ratios for December 31, 2005 and 2004 are also presented in the table below, dollars are in thousands.

As of December 31, 2005, the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

	December 2005
	(dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$16,693	10.70%	$12,515	>8.0%	$15,644	>10.0%
Tier I capital (to risk-weighted assets)	$14,916	9.50%	$6,257	>4.0%	$9,386	>6.0%
Tier I capital (leverage) (to average assets)	$14,916	7.80%	$7,700	>4.0%	$9,625	>5.0%

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 15 - Regulatory matters (all amounts in thousands) (continued)

	December 2004
	(dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$14,217	10.20%	$11,106	>8.0%	$13,883	>10.0%
Tier I capital (to risk-weighted assets)	$12,798	9.20%	$5,553	>4.0%	$8,340	>6.0%
Tier I capital (leverage) (to average assets)	$12,798	7.50%	$6,829	>4.0%	$8,537	>5.0%

Note 16 – Contingent liabilities

The Bank rents, under a non-cancelable lease, two of its banking facilities. The initial term of the lease for 615 Church Street is for five years with an additional renewal term of five years. The Bank chose to accept the additional renewal period of 5 years and has 3.5 years remaining on this lease.

The Bank entered into a lease agreement for 828 Main Street with Jamesview Investments, LLC of which a Board member is a 33% owner. The initial term of the lease is 10 years with two five year renewal options for a total of 20 years. The Bank has 18.5 years remaining on this lease. The total expense to be incurred by the Bank over the course of the lease, including options to extend, is $1,837. There are no amounts outstanding as of December 31, 2005.

Rental expenses under operating leases were $216 and $125 for the years ended December 31, 2005 and 2004, respectively.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 16 – Contingent liabilities (continued)

The current minimum annual rental commitments under the non-cancelable leases in effect at December 31, 2004 are as follows:

Year Ending	Amount
2006	$252
2007	242
2008	247
2009	215
2010	219
Thereafter	1,019

$2,194

Note 17 - Financial instruments with off-balance-sheet risk

The Bank is not a party to derivative financial instruments with off-balance-sheet risks such as futures, forwards, swaps and options. The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Credit risk is defined as the possibility of sustaining a loss because the other party to a financial instrument fails to perform in accordance with the terms of the contract. The Bank’s maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank requires collateral or other security to support financial instruments when it is deemed necessary. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Types of collateral vary but may include marketable securities, accounts receivable, inventory, and property, plant and equipment.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 17 - Financial instruments with off-balance-sheet risk (continued)

Financial instruments whose contract amounts represent credit risk are as follows:

	Contract Amounts at December 31
	2005	2004
Commitments to extend credit	$33,363	$30,344

Standby letters of credit	$2,555	$1,926

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is generally less than that involved in extending loans to customers because the Bank generally holds deposits equal to the commitment. Management does not anticipate any material losses as a result of these transactions.

Note 18 – Concentration of credit risk

The Bank has a diversified loan portfolio consisting of commercial, real estate and consumer (installment) loans. Substantially all of the Bank’s customers are residents or operate business ventures in its market area consisting primarily of the Lynchburg metropolitan area. Therefore, a substantial portion of its debtors’ ability to honor their contracts and the Bank’s ability to realize the value of any underlying collateral, if needed, is influenced by the economic conditions in this market area.

The Bank maintains a significant portion of its cash balances with one financial institution. Accounts at this institution are secured by the Federal Deposit Insurance Corporation up to $100. Uninsured balances were approximately $781 and $829 at December 31, 2005 and 2004, respectively.

Note 19 – Disclosures about fair values of financial instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires the Bank to disclose estimated fair values of its financial instruments.

The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which is practicable to estimate fair value.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 19 – Disclosures about fair values of financial instruments (continued)

Cash and due from banks and federal funds sold

The carrying amount is a reasonable estimate of fair value.

Interest bearing deposits

The carrying amount is a reasonable estimate of fair value.

Securities

The fair value of securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, real estate - residential, real estate - other, loans to individuals and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan, as well as estimates for prepayments. The estimate of maturity is based on the Bank’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

Deposits

The fair values of non-interest-bearing demand deposits, interest-bearing demand deposits and savings deposits are equal to their carrying amounts since the amounts are payable on demand. The fair value of fixed maturity time deposits and certificates of deposit is estimated by discounting scheduled cash flows through maturity using interest rates currently offered for deposits of similar remaining maturities.

Commitments to extend credit and standby letters of credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not material at December 31, 2005 and 2004, and as such, the related fair values have not been estimated.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 19 – Disclosures about fair values of financial instruments (continued)

The carrying amounts and approximate fair values of the Bank’s financial instruments are summarized as follows:

	December 31, 2005		December 31, 2004
	Carrying Amounts	Approximate Fair Values	Carrying Amounts	Approximate Fair Values
Financial assets
Cash and due from banks	$4,993	$4,993	$3,980	$3,980
Federal funds sold & repos	4,243	4,243	—	—
Securities

Available-for- sale	16,420	16,420	10,912	10,912

Held-to- maturity	7,499	7,367	8,999	9,046

Loans, net	155,480	154,948	140,272	139,904

Total financial assets	$188,635	$187,971	$164,163	$163,842

Financial liabilities
Deposits	$173,956	$171,999	$153,834	$151,399
Federal funds purchased & repos	6,957	6,957	4,258	4,258

Total financial liabilities	$180,913	$178,956	$158,092	$155,657

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred income taxes and bank premises and equipment; a significant liability that is not considered a financial liability is accrued post-retirement benefits. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 20 – Subsequent event

On January 17, 2006, the Board of Directors of Bank of the James Financial Group, Inc. declared a 25% stock split effected in the form of a dividend to its shareholders of record on January 10, 2006. The stock dividend was paid on March 10, 2006 and increased outstanding shares of common stock from 1,601,047 to 2,001,309. All per share amounts have been retroactively adjusted to reflect this dividend.

Note 21 - Impact of Recently Issued Accounting Standards

FASB Interpretation No. 46, Consolidation of Variable Interest Entities an interpretation of ARB No. 51 was issued in January 2003 and addresses consolidation by business enterprises of variable interest entities. The Bank does not have a variable interest entity as defined by this interpretation and therefore, the adoption of the provisions of this FASB Interpretation did not have a significant effect on financial position or results of operations of the Bank.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The primary focus of this statement is on accounting for transactions in which an entity obtains employee services in exchange for share-based payment transactions. This Statement is effective for the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123R will be adopted by the Company January 1, 2006. Based on the unvested options outstanding at December 31, 2005, the Company expects that the adoption of SFAS 123R will result in additional before tax compensation expense of $90,032 during 2006. At this time, no additional awards have been planned that would create a material impact on before tax compensation expense during 2007. Therefore, based on information available at this time, the additional before tax compensation expense during 2007 is estimated at $0.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. This Statement amends APB Opinion No. 29, Accounting for Nonmonetary Transactions, and is based on the principle that exchanges on nonmonetary assets should be measured based on the fair value of the assets exchanged. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS No. 153 is not expected to have a material impact on the consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement that does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Company.

BANK OF THE JAMES FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(In thousands, except share and per share data)

Note 21 - Impact of Recently Issued Accounting Standards (continued)

In November 2005, the FASB issued Staff Position (FSP) No. FAS 115-1 and FAS 124-1, The Meaning of Other Than Temporary Impairment and its Application to Certain Investments. FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of the impairment loss. This Staff Position is effective for periods beginning after December 15, 2005 with earlier application permitted. Implementation of this guidance is not expected to have a material impact on the consolidated financial statements of the Company.

SUBSCRIPTION AGREEMENT

Bank of the James Financial Group, Inc. (“Financial”), a Virginia corporation, is offering for sale up to 280,000 shares of common stock, $2.14 par value at an offering price of $             per share. Financial and the common stock are described in a prospectus dated                     , 2006.

Financial will give first priority in accepting subscriptions to its shareholders as of October 1, 2006 (“Existing Shareholders”). Existing Shareholders shall have a priority right to subscribe to purchase shares at $             per share. In the event that Existing Shareholders do not subscribe to all of the shares of common stock Financial may accept subscriptions from other subscribers who are not Existing Shareholders. In the event that the offering is oversubscribed, we intend to allocate shares as described in the prospectus.

The minimum purchase for all investors is 100 shares. No person may subscribe for a number of shares that would, following such purchase, result in that person owning more than 4.99% of our outstanding common stock.

In addition, because we intend to minimize the cost of complying with the securities laws of states other than Virginia, we presently do not intend to offer the common stock in any state other than Virginia. Therefore, we, in our sole discretion, will determine whether we will take the steps necessary to offer and sell our common stock in any state other than Virginia. We will only offer the common stock in states in which the offers and sales comply with that state’s securities laws.

Unless otherwise indicated, terms used herein shall have the same meanings as set forth in the prospectus.

SUBSCRIPTIONS MUST BE RECEIVED NOT LATER THAN 5:00 P.M. LOCAL TIME AT BANK OF THE JAMES FINANCIAL GROUP, INC., 828 MAIN ST., LYNCHBURG, VA 24504 ON DECEMBER 1, 2006, UNLESS THE OFFERING IS EXTENDED PURSUANT TO THE PROSPECTUS.

Executed subscriptions must be accompanied by the full subscription price of the shares to be acquired by the subscriber, paid in U.S. Dollars, in cash or by check, bank draft or money order payable to the order of Bank of the James Financial Group, Inc. The subscriptions and the cash paid for the purchase of shares will be immediately available for use upon acceptance by Financial as described in the accompanying prospectus. Funds tendered for the purchase of shares will be held in a separate account at the Bank until subscriptions are accepted or rejected. Payments for subscriptions that are not accepted will be returned promptly without interest or deduction.

1. Subscription. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to “Bank of the James Financial Group, Inc.” in the amount indicated below, representing the payment for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is delivered to Financial.

2. Acceptance of Subscription. It is understood and agreed that Financial shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. Financial may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

3. Acknowledgements. The undersigned hereby acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Subscription Agreement.

4. Revocation. The undersigned agrees that once his Subscription Agreement is accepted by Financial, it may not be withdrawn and that the Subscription Agreement shall survive the death or disability of the undersigned.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Subscription Agreement

Existing Shareholders. Please complete below

☐  Yes, I am a shareholder of Bank of the James Financial Group, Inc. as of October 1, 2006 and wish to purchase shares of stock as follows:

                     Number of shares subscribed at $             per share for a total subscription amount of $             (100 share minimum) enclosed herewith.

General Public. Please complete below

☐  Yes, I wish to purchase shares of stock as follows:

             Number of shares subscribed at $             per share for a total subscription amount of $             (100 share minimum) enclosed herewith.

(Funds tendered with subscriptions must be for the total number of shares being purchased, subject to the availability of the shares. In the event shares are not available, we will refund the excess amount, without interest.)

IN WITNESS WHEREOF, I (we) have executed this Subscription Agreement as of the date indicated below. I (we) understand that all information submitted on this Subscription Agreement will be treated confidentially by Bank of the James Financial Group, Inc.

Name(s) in which stock is to be registered: ___________________________________________

Legal form of ownership:

☐ Individual	☐ Joint Tenants with Right of Survivorship
☐ Tenants in Common	☐ Tenants by the Entirety
☐ Uniform Transfers to Minors	☐ Other: _____________________

___________________
Signature(s):	Date

Address:	Telephone No: ( )

Social Security Nos./Taxpayer ID Nos.:

This Subscription Agreement is accepted by Bank of the James Financial Group, Inc. on the date and year written below.

Date:	Bank of the James Financial Group, Inc.

By
Its

280,000 Shares

Common Stock

PROSPECTUS

October 20, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of Financial to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of Financial’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

The Company maintains a directors and officers liability insurance policy with Cincinnati Insurance Company, which provides coverage for the Company and for directors and officers of the Company against certain damages and expenses relating to claims against them for negligent acts, errors or omissions, or breaches of duty in their capacity as directors or officers of the Company. The policy is a “claims made” policy with a limit of liability of $5,000,000 for each policy period.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses in connection with this offering are as set forth in the following table. All amounts except the Securities and Exchange Commission (“SEC”) registration fee are estimated.

SEC Registration Fee	$569.24
Blue Sky Fees and Expenses	700.00
Transfer Agent and Registrar Fees (including mailing)	20,000.00
Printing and Engraving Expenses	12,000.00
Accounting Fees and Expenses	20,000.00
Legal Fees and Expenses	40,000.00
Miscellaneous Expenses	6,730.76

Total	$100,000.00

Item 26. Recent Sales of Unregistered Securities

Effective January 1, 2004 the Registrant’s bank subsidiary reorganized into a holding company structure in accordance with an Agreement and Plan of Share Exchange dated October 9, 2003 between the Bank of the James Financial Group, Inc. and Bank of the James (the “Share Exchange Agreement”). Pursuant to the terms of the Share Exchange Agreement, the Registrant issued 935,630 (split adjusted to approximately 1,929,737) shares of its common stock on a one-for-one basis the shareholders of the Bank. These shares were issued pursuant to an exemption from registration provided by Section 3(a)(12) of the Securities Act of 1933, which generally provides an exemption for any equity security issued in connection with the acquisition by a holding company of a bank if certain conditions are satisfied.

Item 27. Exhibits

The following exhibits are filed as part of this Registration Statement.

No.	Description

2.1	Agreement and Plan of Share Exchange dated October 9, 2003 between Bank of the James Financial Group, Inc. and Bank of the James, dated as of October 9, 2003 (incorporated by reference to Exhibit 2.1 to Form 8-K12g-3 filed on January 13, 2004)

3.1	Articles of Incorporation of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K12g-3 filed on January 13, 2004)

3.2	Bylaws of Bank of the James Financial Group, Inc. as amended and effective on August 15, 2006 ( incorporated by reference to Exhibit 3.2 to Form 8-K filed August 18, 2006)

4.1	Specimen Common Stock Certificate of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 4.1 to Form 10-KSB filed on March 26, 2004)

5.1	Opinion of Edmunds & Williams, a Professional Corporation

10.2	Amended and Restated Stock Option Plan (incorporated by reference to Form S-8 filed on August 14, 2004)

10.3	Lease Agreement Between W.C. English, Inc. and Bank of the James (incorporated by reference to Exhibit 10.3 to Form 10-SB Registration Statement of Bank of the James filed with the Federal Reserve Board on April 18, 2000)

10.6	Lease between Jamesview Investments LLC and Bank of the James dated October 9, 2003 (incorporated by reference to Exhibit 10.6 to Form 10-KSB filed on March 26, 2004)

16	Cherry, Bekaert & Holland, L.L.P. letter to the Securities and Exchange Commission dated November 23, 2005 (incorporated by reference to Exhibit 16 to Form 8-K filed on November 23, 2005)

21.1	List of Subsidiaries (incorporated by referenced to Exhibit 21.1 of Form 10-KSB filed on March 24, 2005)

23.1	Consent of Cherry Bekaert & Holland, L.L.P. (filed herewith)

23.2	Consent of Edmunds & Williams, a Professional Corporation (included in Exhibit 5.1)

24	Power of Attorney (previously filed)

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) (i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lynchburg, Virginia on October 20, 2006.

Date: October 20, 2006	BANK OF THE JAMES FINANCIAL GROUP, INC.

/s/ J. Todd Scruggs
J. Todd Scruggs, Secretary-Treasurer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Capacity	Date

*	President (Principal Executive Officer) and Director	October 20, 2006
Robert R. Chapman III

/s/ J. Todd Scruggs	Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 20, 2006
J. Todd Scruggs

*	Chairman and Director	October 20, 2006

Kenneth S. White

*	Director	October 20, 2006
Lewis C. Addison

*	Director	October 20, 2006
William C. Bryant III

*	Director	October 20, 2006
Donna Schewel Clark

*	Director	October 20, 2006
Watt R. Foster, Jr.

*
Donald M. Giles	Director	October 20, 2006

*
Augustus A. Petticolas, Jr.	Director	October 20, 2006

*
Thomas W. Pettyjohn, Jr	Vice Chairman and Director	October 20, 2006

*
Richard R. Zechini	Director	October 20, 2006

*	J. Todd Scruggs, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of this registration statement.

Dated: October 20, 2006	/s/ J. TODD SCRUGGS
J. Todd Scruggs